Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data.

Per Rule 3-09 of Regulation S-X, the audited financial statements of GECC for the years ended December 31, 2021 and 2020 included in GECC’s Amendment No. 1 to its annual report on Form 10-K (File No. 814-01211), filed with the SEC on April 19, 2022 are incorporated herein by reference.  We include the financial statements of GECC because our investment in GECC met the test of significance under Rule 3-09 in Regulation S-X.  The management of GECC is responsible for the form and content of GECC’s financial statements.  Certain officers and directors of GECC are also officers and directors of GEG.  Mr. Drapkin is a director of our Board and also the Chairman of the GECC Board, and Mr. Kleinman is our President and Chief Operating Officer as well as the Chief Compliance Officer of GECC.  GECM serves as the investment advisor to GECC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Great Elm Group, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Great Elm Group, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and contingently redeemable non-controlling interest, and cash flows for each of the two years in the period ended June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Durable Medical Equipment Revenue Recognition – Variable Consideration

As described further in notes 2 and 3 to the financial statements, and disclosed in the consolidated statement of operations, the Company recorded $60.9 million of total revenues for the year ended June 30, 2021, of which $57.6 million related to the Durable Medical Equipment operating segment.

The Company’s revenue is recorded based on the amount that the Company expects to receive in exchange for the goods or services provided, which consists of the transaction price net of estimates for variable consideration. Actual amounts of consideration ultimately received may differ from the Company’s initial estimates.  We identified the estimation of the variable consideration within the Durable Medical Equipment revenue streams as a critical audit matter.

The principal considerations for our determination that variable consideration is a critical audit matter are (i) the significant judgment exercised by the Company in estimating variable consideration and (ii) the volume and variability of information necessary to evaluate of the initial amounts recorded that are subject to the Company’s estimate of variable consideration.

Our audit procedures related to variable consideration included the following, among others:

•
For a sample of revenue transactions, we (i) performed detailed transaction testing by agreeing the amount recognized to source documentation, which included fee schedules, explanation of benefits, or cash payments, as available and (ii) evaluated the rate of adjustment from our sample relative to the Company’s incremental constraints for variable consideration

•
Tested management’s process for determining the reasonableness of constraints for variable consideration, including testing of the inputs to the calculation and reperformance of management’s analysis to evaluate the reasonableness of rates applied to those inputs

We have served as the Company’s auditor since 2020.

/s/ Grant Thornton LLP

Boston, Massachusetts
September 20, 2021 (except for the effects of the Company’s adoption of ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, as described in Note 2, as to which the date is May 5, 2022)

GREAT ELM GROUP, INC.
CONSOLIDATED BALANCE SHEETS
Dollar amounts in thousands, except per share amounts
	As of June 30,
ASSETS	2021	2020
Current assets:
Cash and cash equivalents	$24,382	$40,500
Accounts receivable	6,518	7,991
Related party receivables	1,665	1,059
Investments, at fair value (cost $45,326 and $30,279, respectively)	24,044	8,705
Inventories	1,066	1,470
Prepaid and other current assets	3,791	689
Assets of consolidated funds:	-	-
Investments, at fair value (cost $26,814)	26,490	-
Prepaid expenses	578	-
Current assets of discontinued operations	-	914
Total current assets	88,534	61,328
Property and equipment, net	981	1,410
Equipment held for rental, net	7,391	7,483
Identifiable intangible assets, net	8,928	10,258
Goodwill	50,536	50,010
Right of use assets	5,241	5,392
Other assets	258	248
Noncurrent assets of discontinued operations	-	59,316
Total assets	$161,869	$195,445
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,521	$5,007
Accrued expenses and other liabilities	6,955	3,062
Deferred revenue	4,438	5,652
Current portion of lease liabilities	1,920	1,617
Current portion of long term debt	-	3,895
Current portion of related party notes payable	-	5,207
Current portion of equipment financing debt	1,974	2,034
Liabilities of consolidated funds - accrued expenses and other	12,197	-
Current liabilities of discontinued operations	-	2,829
Total current liabilities	33,005	29,303
Lease liabilities, net of current portion	3,596	4,060
Related party notes payable, net of current portion	-	22,696
Convertible Notes (face value $34,346 and $30,521, respectively, including $16,231 and $13,277, respectively, held by related parties)	33,333	29,393
Equipment financing debt, net of current portion	67	196
Redeemable preferred stock of subsidiaries (held by related parties, face value $37,018)	35,529	-
Other liabilities	915	378
Noncurrent liabilities of discontinued operations	-	52,781
Total liabilities	106,445	138,807
Commitments and Contingencies (Note 20)
Contingently redeemable non-controlling interest	2,639	3,890
Stockholders’ equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 26,613,913 shares issued and 25,948,100 outstanding at June 30, 2021; and 26,217,380 shares issued and 25,529,534 outstanding at June 30, 2020	26	26
Additional paid-in-capital	3,307,613	3,305,963
Accumulated deficit	(3,264,403)	(3,257,127)
Total Great Elm Group, Inc. stockholders’ equity	43,236	48,862
Non-controlling interests	9,549	3,886
Total stockholders’ equity	52,785	52,748
Total liabilities, non-controlling interest and stockholders’ equity	$161,869	$195,445

The accompanying notes are an integral part of these consolidated financial statements.

GREAT ELM GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Dollar amounts in thousands, except per share data
	For the years ended June 30,
	2021	2020
Revenues:
Durable medical equipment sales and services revenue	$37,460	$34,213
Durable medical equipment rental income	20,183	21,449
Investment management revenues	3,210	3,332
Total revenues	60,853	58,994

Operating costs and expenses:
Cost of durable medical equipment sold and services	16,881	15,055
Cost of durable medical equipment rentals(1)	6,950	9,105
Durable medical equipment other operating expenses(2)	28,917	25,921
Investment management expenses	3,492	2,104
Depreciation and amortization	2,383	2,515
Selling, general and administrative(3)	5,892	6,465
Expenses of consolidated funds	75	-
Total operating costs and expenses	64,590	61,165
Operating loss	(3,737)	(2,171)
Dividends and interest income	2,963	2,124
Net realized/ unrealized gain (loss) on investments	155	(8,684)
Net realized/ unrealized gain on investments of consolidated funds	545	-
Interest expense	(4,949)	(4,371)
Extinguishment of debt	(1,866)	-
Other income, net	45	5
Loss from continuing operations, before income taxes	(6,844)	(13,097)
Income tax expense	(1,675)	(27)
Loss from continuing operations	(8,519)	(13,124)
Discontinued operations:
Income from discontinued operations, net of tax	649	219
Net loss	$(7,870)	$(12,905)
Less: net loss attributable to non-controlling interest, continuing operations	(648)	(200)
Less: net income attributable to non-controlling interest, discontinued operations	53	48
Net loss attributable to Great Elm Group	$(7,275)	$(12,753)
Basic income (loss) per share
Continuing operations	$(0.31)	$(0.51)
Discontinued operations	0.03	0.01
Net loss	$(0.28)	$(0.50)
Diluted income (loss) per share from:
Continuing operations	$(0.31)	$(0.51)
Discontinued operations	0.03	0.01
Net loss	$(0.28)	$(0.50)
Weighted average shares outstanding
Basic	25,722	25,418
Diluted	25,722	25,418

(1) Includes depreciation expense of:	6,286	8,267
(2) Net of CARES Act Stimulus of:	4,601	5,069
(3) Net of CARES Act Stimulus of:	168	-

The accompanying notes are an integral part of these consolidated financial statements.

GREAT ELM GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND CONTINGENTLY REDEEMABLE NON-CONTROLLING INTEREST

Dollar and share amounts in thousands	Common Stock		Additional Paid-in	Accumulated	Total Great Elm Group, Inc. Stockholders’	Non- controlling	Total Stockholders’	Contingently Redeemable Non-controlling
	Shares	Amount	Capital	Deficit	Equity	Interest	Equity	Interest
BALANCE, June 30, 2019	25,353	$25	$3,305,415	$(3,244,374)	$61,066	$4,016	$65,082	$3,912
Net loss	-	-	-	(12,753)	(12,753)	(130)	(12,883)	(22)
Issuance of common stock related to vesting of restricted stock	177	1	0	-	1	-	1	-
Issuance of convertible notes	-	-	-	-	-	-	-	-
Stock-based compensation	-	-	548	-	548	-	548	-
BALANCE, June 30, 2020	25,530	26	3,305,963	(3,257,127)	48,862	3,886	52,748	3,890
Net loss	-	-	-	(7,275)	(7,275)	(332)	(7,607)	(263)
Issuance of common stock related to vesting of restricted stock	418	0	-	-	0	-	0	-
Distributions to non-controlling interest holders of DME Inc.	-	-	-	-	-	(988)	(988)	(988)
Repurchase of interests in subsidiary	-	-	(707)	-	(707)	788	81	-
Issuance of Forest common stock	-	-	-	-	-	2,700	2,700	-
Deemed capital contribution related to issuance of convertible notes	-	-	602	-	602	-	602	-
Issuance of interests in Consolidated Fund	-	-	-	-	-	4,325	4,325	-
Sale of real estate business	-	-	-	-	-	(830)	(830)
Stock-based compensation	-	-	1,755	-	1,755	-	1,755	-
BALANCE, June 30, 2021	25,948	$26	$3,307,613	$(3,264,402)	$43,237	$9,549	$52,786	$2,639
The accompanying notes are an integral part of these consolidated financial statements.

GREAT ELM GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollar amounts in thousands
	For the years ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,870)	$(12,905)
Net income from discontinued operations	(649)	(219)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,669	10,782
Stock-based compensation	1,755	548
Sales of investments by consolidated funds	5,842	-
Purchases of investments by consolidated funds	(31,365)	-
Stock dividends received from GECC	(1,868)	(279)
Unrealized (gain) loss on investments	(292)	8,684
Realized loss on investments	137	-
Unrealized (gain) on investments of consolidated funds	(254)	-
Realized (gain) on investments of consolidated funds	(291)	-
Non-cash interest and amortization of capitalized issuance costs	1,851	676
Loss on extinguishment of debt	1,866	-
Deferred tax expense	546	19
Other non-cash expense, net	1,553	1,453
Gain on sale of equipment held for rental	(452)	(932)
Change in fair value of contingent consideration	(126)	(1,135)
Changes in operating assets and liabilities:
Related party receivable	(606)	362
Accounts receivable	2,099	841
Inventories	617	(134)
Prepaid assets, deposits, and other assets	(3,223)	(190)
Operating leases	(1,563)	(1,462)
Related party payable	-	(805)
Deferred revenues	(1,214)	4,773
Accounts payable, accrued liabilities and other liabilities	3,931	1,022
Net cash provided by (used in) operating activities - continuing operations	(20,907)	11,099
Net cash provided by operating activities - discontinued operations	1,931	2,146
Net cash provided by (used in) operating activities	(18,976)	13,245
Cash flows from investing activities:
Proceeds from settlement with seller	-	355
Acquisition of business, net of cash acquired	(748)	-
Purchases of investments	(4,675)	-
Sales of investments	35	-
Participation in related party rights offering	(8,751)	-
Purchases of equipment held for rental	(6,686)	(8,110)
Proceeds from sale of equipment held for rental	1,273	1,800
Purchases of property and equipment	(287)	(737)
Proceeds from sale of property and equipment	-	60
Net cash used in investing activities - continuing operations	(19,839)	(6,632)
Net cash provided by investing activities - discontinued operations	4,357	-
Net cash used in investing activities	(15,482)	(6,632)

GREAT ELM GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
Dollar amounts in thousands
	For the years ended June 30,
	2021	2020
Cash flows from financing activities:
Proceeds on revolving line of credit	-	2,550
Principal payments on revolving line of credit	(3,900)	(6,050)
Principal payments on note payable to seller	(25,105)	(2,552)
Principal payments on equipment financing	(4,378)	(2,857)
Proceeds from equipment financing	3,642	3,612
Capitalized issuance costs	(1,250)	(768)
Due to broker of consolidated funds	11,249	-
Payments made to non-controlling interest holders	(132)	-
Proceeds from convertible notes	-	30,000
Payments of debt extinguishment costs	(1,627)	-
Dividends paid to non-controlling interest holders of DME Inc.	(368)	-
Issuance of Forest preferred stock	35,010	-
Proceeds from subscriptions of non-controlling interests in consolidated funds	4,825	-
Proceeds from issuance of Forest common stock, gross	2,700	-
Net cash provided by financing activities - continuing operations	20,666	23,935
Net cash used in financing activities - discontinued operations	(2,326)	(2,159)
Net cash provided by financing activities	18,340	21,776
Net increase (decrease) in cash and cash equivalents	(16,118)	28,389
Cash and cash equivalents at beginning of year	40,500	12,111
Cash and cash equivalents at end of year	$24,382	$40,500

Cash paid for interest	$2,815	$3,540

Non-cash investing and financing activities
Deferred financing costs incurred but not yet paid	$-	$397
Lease liabilities and right of use assets arising from operating leases	1,121	607
Contingent consideration	397	-
Distribution of HC LLC (as defined below) preferred stock to non-controlling interest holders of DME Inc.	1,608	-
Repurchase of GP Corp. Note	3,072	-
Issuance of convertible notes	2,250	-

The accompanying notes are an integral part of these consolidated financial statements.

GREAT ELM GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Great Elm Group, Inc. (referred to as the Company) is a holding company incorporated in Delaware.  The Company currently has two business operating segments: durable medical equipment and investment management, with general corporate representing unallocated costs and activity to arrive at consolidated operations.  The Company is pursuing business development opportunities in durable medical equipment, investment management and other industries.

Investment Management

On September 27, 2016, the Company’s wholly-owned SEC-registered investment advisor subsidiary Great Elm Capital Management, Inc. (GECM), a Delaware corporation, entered into an investment management agreement (the IMA) with Great Elm Capital Corp., a publicly-traded business development company incorporated in Maryland (GECC).

On November 3, 2016, Full Circle Capital Corporation merged with and into GECC and GECM hired the employees of MAST Capital Management, LLC (MAST Capital), a Delaware limited liability company, to manage the assets of GECC.  Through the Company’s majority-owned subsidiary, GECC GP Corp. (GP Corp.), the Company acquired assets and assumed related liabilities associated with the on-going operations of GECM.  A portion of the non-controlling interest of GP Corp. was owned by MAST Capital, and its affiliates and officers.  In March 2021, the Company purchased all interests in GP Corp. held by MAST Capital and its affiliates.

On June 29, 2021, GP Corp assigned the rights to the Profit Sharing Agreement (as defined in Note 7 – Related Party Transactions) with GECM, their intercompany obligation under the GP Corp. Note (as defined in Note 13 – Borrowings) and other assets and liabilities to their wholly-owned subsidiary Great Elm Capital GP, LLC (GEC GP).  Subsequent to the assignment, the Company exchanged their 98.2% interests in GP Corp. for an identical 98.2% direct interest in GP Corp.’s wholly-owned subsidiary GEC GP.  Following the consummation of the taxable reorganization, the Company no longer has an interest in GP Corp.

Durable Medical Equipment

On September 7, 2018, the Company, through its majority-owned subsidiary, Great Elm DME Holdings, Inc. (DME Holdings), acquired an 80.1% equity interest in Great Elm DME, Inc. (DME Inc.) an entity formed to acquire and combine two companies, Valley Healthcare Holding, LLC and Northwest Medical, LLC. (Northwest), which both specialize in the distribution of respiratory care equipment, including primarily positive air pressure equipment and supplies, ventilators and oxygen equipment and operate in Arizona, Nebraska Oregon, Washington and Alaska.  The Company has subsequently expanded its durable medical equipment business through acquisitions in 2019 and 2021.

On May 31, 2021, our wholly-owned subsidiary DME Holdings exchanged their 80.1% interests in DME Inc. for an identical 80.1% direct interest in DME Inc.’s subsidiary Great Elm Healthcare, LLC (HC LLC), which is the sole owner of the durable medical equipment operating subsidiaries.  Following the consummation of the taxable reorganization, the Company no longer has an interest in DME Inc.

General Corporate

On December 29, 2020, the Company completed a non-taxable reorganization of the Company’s corporate structure, where Great Elm Capital Group, Inc. (GEC) changed its name to Forest Investments, Inc. (Forest) and became a wholly owned subsidiary of a new holding company, Great Elm Group, Inc (GEG).  Outstanding shares of Forest under the ticker symbol “GEC” were automatically converted into shares of common stock of Great Elm Group, Inc., ticker symbol “GEG”.  Forest common stock was then delisted from the Nasdaq Global Select Market and subsequently deregistered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  The Holding Company Reorganization (as defined in Note 4 – Holding Company Reorganization and Financing Transaction) was a tax-free transaction for U.S. federal income tax purposes for the Company’s shareholders.

Discontinued Operations

We launched our real estate business in March 2018 with an investment of $2.7 million in a majority-interest in two Class A office buildings totaling 257,000 square feet situated on 17 acres of land in Fort Myers, Florida (collectively, the Property).  The Property was fully-leased, on a triple-net basis, to a single tenant through March 31, 2030.  On June 23, 2021, the Company sold its real estate business for $4.6 million in cash.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries.  Wholly-owned subsidiaries include GECM, Great Elm Opportunities GP, Inc. (GEO GP), Great Elm FM Acquisition, Inc. (FM Acquisition), DME Holdings and Great Elm DME Manager, LLC (DME Manager).  Majority-owned subsidiaries (including those divested during the year) include Forest, GEC GP, GP Corp., Great Elm FM Holdings, Inc. (FM Holdings), CRIC IT Fort Myers, LLC, DME Inc. and HC LLC and its seven wholly-owned subsidiaries.  In addition, we have determined that the Company is the primary beneficiary of certain variable interest entities, and therefore the operations of those entities have been included in our consolidated results for the relevant periods.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of these financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities.  On an on-going basis, the Company evaluates all of these estimates and assumptions.  The most important of these estimates and assumptions relate to revenue recognition, the valuation of excess and obsolete inventories, depreciable lives of equipment, impairment of long lived tangible and intangible assets, valuation allowance for deferred tax assets, fair value measurements including stock-based compensation and contingent consideration, estimates associated with the application of acquisition accounting, and the value of lease liabilities and corresponding right to use assets.  Although these and other estimates and assumptions are based on the best available information, actual results could be different from these estimates.

Assets and liabilities related to the real estate business operating segment on the Company’s consolidated balance sheet as of June 30, 2020 have been reclassified as assets and liabilities of discontinued operations.  All assets and liabilities related to discontinued operations are excluded from the notes unless otherwise noted.  In addition, the historical results of the real estate business operating segment have been reflected in the accompanying consolidated statements of operations for the years ended June 30, 2021 and 2020 as discontinued operations.  See Note 5 – Discontinued Operations.

Principles of Consolidation

The Company consolidates the assets, liabilities, and operating results of its wholly-owned subsidiaries, majority-owned subsidiaries, and subsidiaries in which we hold a controlling financial interest as of the financial statement date.  In most cases, a controlling financial interest often reflects ownership of a majority of the voting interests.  We consolidate a variable interest entity (VIE) when we possess both the power to direct the activities of the VIE that most significantly impacts its economic performance and we are either obligated to absorb the losses that could potentially be significant to the VIE or we hold the right to receive benefits from the VIE that could potentially be significant to the VIE.

All intercompany accounts and transactions have been eliminated in consolidation.

Non-controlling interests in the Company’s subsidiaries are reported as a component of equity, separate from the parent company’s equity or outside of permanent equity for non-controlling interests that are contingently redeemable.  See Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiary.  Results of operations attributable to the non-controlling interests are included in the Company’s consolidated statements of operations.

Segments

The Company has two business operating segments: durable medical equipment and investment management with general corporate representing unallocated costs and activity to arrive at consolidated operations.  The Company regularly reviews each segment for purposes of allocating resources and assessing performance.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase.  Cash equivalents consist primarily of exchange-traded money market funds.  The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured.

Accounts Receivable

Substantially all of the accounts receivable balance relates to the durable medical equipment business.  Accounts receivable are customer obligations due under normal sales and rental terms and represent the amount estimated to be collected from the patient customers and, if applicable, the third-party private insurance provider or government program (collectively, Payors), based on the contractual agreements.  The Company does not require collateral in connection with its customer transactions and aside from verifying insurance coverage, does not perform credit checks on patient customers.  Revenue and accounts receivable have been constrained to the extent that billed amounts exceed the amounts estimated to be collected.  The constrained transaction price relates primarily to expected billing adjustments with the Payors and patient customers.  Management’s evaluation of variable consideration takes into account such factors as past experience, information about specific receivables, Payors and patient customers.  The revenue reserves related to constraints on variable consideration were $2.5 million and $4.8 million as of June 30, 2021 and 2020, respectively.  The Company recognized a reduction to revenue of $5.9 million and $4.7 million related to such constraints during the years ended June 30, 2021 and 2020.  See Note 3 – Revenue.

The assessment of variable consideration to be constrained is based on estimates, and ultimate losses may vary from current estimates. As adjustments to these estimates become necessary, they are reported in earnings in the periods in which they become known.  There were no material adjustments to revenues made in the year ended June 30, 2021 relating to prior periods.  Changes in variable consideration are recorded as a component of net revenues.

The Company generally does not allow returns from providers for reasons not covered under the manufacturer’s standard warranty.  Therefore, there is no provision for sales return reserves.  The Company does not have significant bad debt experience with Payors, and therefore the allowance for doubtful accounts is immaterial.

As of June 30, 2021 the Company had unbilled receivables of approximately $0.3 million that relate to transactions where the Company has the ultimate right to invoice a Payor under the terms of the arrangement, but are not currently billed and are therefore contract assets.  Such contract assets are included in accounts receivable in the consolidated balance sheets.

Investments

Investments include investments in GECC and other private funds, which are carried at fair value.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under US GAAP.  See Note 8 – Fair Value Measurements.

Property, Equipment and Rental Equipment

The Company records property and equipment acquired at cost.  The costs of property acquired from asset acquisitions or business combinations is recorded at fair value at the date of acquisition based on its estimated replacement costs.

Within the durable medical equipment businesses, the Company capitalizes the cost of equipment predominantly leased out to patient customers within equipment held for rental, net.  These purchases are classified as cash outflows from investing activities when they are paid.  The Company capitalizes the cost of equipment predominantly sold to patient customers within inventories.  These purchases are classified as cash outflows from operating activities when they are paid.  A portion of equipment recorded within equipment held for rental, net, could ultimately be sold.  A portion of equipment recorded within inventories could ultimately be leased.  Management is not able to accurately project the ultimate use of equipment, which in many cases is determined by Payor reimbursement terms, and has therefore adopted the above stated policy.

Management has estimated the useful lives of equipment leased to customers where title ultimately transfers to customers (e.g., capped rentals, typically 13 months with title transfer) based upon an analysis of ultimate disposition of rental equipment, some of which is returned to the Company and either re-leased or sold.

The Company recognizes depreciation in amounts sufficient to match the cost of depreciable assets to operations over their estimated service lives, which considers the term of lease for any leased assets.  The Company capitalizes expenditures for improvements that significantly extend the useful life of an asset.  The Company charges expenditures for maintenance and repairs to operations in the periods incurred.  When assets are sold, the asset and accumulated depreciation are eliminated, and a gain or loss is recognized in operating income.

Depreciation is recognized using the straight-line method over their estimated useful lives as follows:

Description	Life in Years
Property and Equipment
Leasehold improvements	lesser of 7 years or life of the lease
Vehicles	5
Sleep study equipment	5
Furniture and fixtures	1 to 5
Computer equipment and software	3
Rental Equipment
Medical equipment for lease	1 to 5

Inventories

Inventories, which principally consist of durable medical equipment and related supplies that are predominantly sold, are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.  The Company reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors.  The Company bases its provisions for excess, expired and obsolete inventory primarily on purchasing activity and usage.  A significant change in the timing or level of demand for our products as compared with forecasted amounts may result in recording additional provisions for excess, expired and obsolete inventory in the future.  As the Company purchases all of its inventories, all inventories are categorized as finished goods.  There were no significant write-offs during the year ended June 30, 2021.

Goodwill and Other Identifiable Intangible Assets

Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in business combinations.  Goodwill is not amortized for US GAAP purposes. Instead goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value.  We perform our annual impairment test on the first day of the fiscal fourth quarter, or as required when impairment triggering events are identified.

The Company amortizes its identifiable intangible assets over their estimated useful lives using a discounted cash flow attribution or straight-line methods as determined appropriate for each identifiable intangible asset.  The Company amortizes its identifiable intangible assets over periods ranging from five to fifteen years.

Long-lived Assets

Long-lived assets include property and equipment, intangible assets and the right to use asset.  These assets are evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable based on undiscounted cash flows.  If an impairment is indicated, the Company records the impaired asset at fair value and records a charge to operations.

Leases and Right of Use Assets

We determine if an arrangement is a lease at inception.  As of June 30, 2021, all of our leases are operating leases.  Operating leases are included in right of use assets (ROU), current portion of lease liabilities and lease liabilities net of current portion in the consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.  ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term.  As most of our leases do not provide a readily determinable implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.  We use the implicit rate when readily determinable.  The ROU assets also include any lease payments made and adjustments recorded in acquisition accounting.  Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.  Lease expense for operating leases is recognized on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, primarily consisting of common area maintenance charges, and have elected the practical expedient to account for lease and non-lease components together as a single lease component.

Cost of Durable Medical Equipment Sold and Services

Cost of durable medical equipment sold and services is comprised of costs included in inventory for medical equipment sold and direct costs associated with providing sleep study services, including staff to perform the studies and supplies used in the studies.

Cost of Durable Medical Equipment Rentals

Cost of rentals includes depreciation on medical equipment held for lease and related maintenance expenses.

Durable Medical Equipment Other Operating Expenses

The Company classifies direct expenses of its durable medical equipment segment, including payroll, facilities and equipment costs, professional fees and other administrative costs, in durable medical equipment other operating expenses in the accompanying consolidated statements of operations.

Investment Management Expenses

The Company classifies all direct expenses of its investment management segment including: payroll, stock-compensation, and related taxes and benefits; facilities costs; and consulting; in investment management expenses in the accompanying consolidated statements of operations.  The Company had a contractual arrangement through November 2019 with a third party to provide services in exchange for 26% of the fees earned from the management of GECC, excluding incentive fees.  This arrangement was not renewed upon expiration.

Depreciation and Amortization

The Company has separately presented depreciation and amortization expense, except for depreciation expense which is included in cost of durable medical equipment rentals as described above.  Such depreciation and amortization expense is based on the estimated useful lives of the underlying assets.

Stock-based Compensation

Stock-based compensation costs for eligible employees and directors are measured at fair value on the date of grant and are expensed over the requisite service period using a straight-line attribution method for the entire award that are subject to only service vesting conditions.  Awards with both performance and service requirements are expensed using a graded vesting attribution method over the requisite service periods.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary, in order to reduce deferred tax assets to the amounts more likely than not to be recovered.

The Company has established a valuation allowance for its deferred tax assets that are not recoverable from taxable temporary differences because the Company is unable to conclude that future utilization of a portion of its net operating loss carryforwards and other deferred tax assets is more likely than not.

The calculation of the Company’s tax positions involves dealing with uncertainties in the application of complex tax regulations for federal and several different state tax jurisdictions.  The Company is periodically reviewed by tax authorities regarding the amount of taxes due.  These reviews include inquiries regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions.  The Company does not recognize income tax benefits for positions that it takes on its income tax returns that do not meet the more likely than not standard on its technical merits.

Business Combinations

Business combinations are accounted for at fair value. Acquisition costs are expensed as incurred and recorded in selling, general and administrative expenses; previously held equity interests are valued at fair value upon the acquisition of a controlling interest; restructuring costs associated with a business combination are expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date affect income tax expense. Measurement period adjustments are made in the period in which the amounts are determined and the current period income effect of such adjustments will be calculated as if the adjustments had been completed as of the acquisition date. All changes that do not qualify as measurement period adjustments are also included in current period earnings. The accounting for business combinations requires estimates and judgment as to expectations for future cash flows of the acquired business, and the allocation of those cash flows to identifiable intangible assets, in determining the estimated fair value for assets acquired and liabilities assumed. The fair values assigned to tangible and intangible assets acquired and liabilities assumed, including contingent consideration, are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the financial statements could result in a possible impairment of the intangible assets and goodwill, require acceleration of the amortization expense of finite-lived intangible assets, or the recognition of additional consideration which would be expensed. The fair value of contingent consideration is remeasured each period based on relevant information and changes to the fair value are included in the operating results for the period within general and administrative expense.

Net Income (Loss) Per Share

The following table presents the calculation of basic and diluted earnings (loss) per share:

	For the years ended June 30,
(in thousands except per share amounts)	2021	2020
Loss from continuing operations	$(8,519)	$(13,124)
Income from discontinued operations, net of tax	649	219
Net loss	$(7,870)	$(12,905)
Less: net loss attributable to non-controlling interest, continuing operations	(648)	(200)
Less: net income attributable to non-controlling interest discontinued operations	53	48
Net loss attributable to Great Elm Group	$(7,275)	$(12,753)
Weighted average shares basic and diluted:
Weighted average shares of common stock outstanding	25,722	25,418
Weighted average shares used in computing income (loss) per share	25,722	25,418
Basic and diluted income (loss) per share from:
Loss from continuing operations	$(0.31)	$(0.51)
Income from discontinued operations	0.03	0.01
Net loss	$(0.28)	$(0.50)

When calculating earnings per share, we are required to adjust for the dilutive effect of common stock equivalents.  As of June 30, 2021 the Company had 13,289,022 potential shares of common stock, including 9,891,734 shares of common stock issuable upon the conversion of the Company’s convertible notes, that are not included in the diluted net income (loss) per share calculation because to do so would be anti-dilutive. As of June 30, 2020, the Company had 12,206,044 potential shares of common stock, including 8,790,049 shares of common stock issuable upon the conversion of the Company’s convertible notes, that are not included in the diluted net income (loss) per share calculation because to do so would be antidilutive.

As of June 30, 2021 and 2020, the Company had an aggregate of 732,909 issued shares that are subject to forfeiture by the employee at a nominal price if service and performance milestones are not met.  The Company does not account for such shares as being outstanding for accounting purposes since they are unvested and subject to forfeiture.

Restrictions on Subsidiary Dividends

The ability of HC LLC. to pay dividends is subject to compliance with the restricted payment covenants under the DME Revolver.

Concentration of Risk

The Company’s net investment revenue and receivables from continuing operations are primarily attributable to the management of one investment vehicle, GECC.  See Note 7 – Related Party Transactions.

The Company’s durable medical equipment revenue and related accounts receivable are concentrated with third-party Payors.  The following table summarizes customer concentrations as a percentage of revenues:

	For the years ended June 30,
	2021	2020(1)
Government Payor	37%	33%
Third-party Payor	12%	11%

(1)	Revenue concentration percentages have been recast from those previously reported to reflect the presentation of the real estate business within discontinued operations.

The following table summarizes customer concentrations as a percentage of accounts receivable:

	As of June 30,
	2021	2020
Government Payor	30%	23%
Third-party Payor	14%	12%

Recently Adopted Accounting Standards

Fair Value Measurements  In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, resulting in various disclosures related to fair value measurements being eliminated, modified or supplemented.  ASU 2018-13 is effective for interim and annual periods beginning after December 15, 2019, with an option to early adopt any eliminated or modified disclosures, and to delay adoption of the additional disclosures, until the effective date.  The Company early adopted the eliminated and modified disclosures of ASU 2018-13 during the three months ended September 30, 2018 and adopted the supplemental disclosures related to level 3 fair value measurements as of July 1, 2020.

Recently Issued Accounting Standards

Current Expected Credit Losses In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which changes the impairment model for financial instruments, including trade receivables from an incurred loss method to a new forward looking approach, based on expected losses.  The estimate of expected credit losses will require entities to incorporate considerations of historical experience, current information and reasonable and supportable forecasts.  The amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.  The Company is evaluating the potential impact that the adoption of this ASU will have on its consolidated financial statements.

Reference Rate Reform In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): facilitation of the Effects of Reference Rate Reform on Financial Reporting, in response to the United Kingdom Financial Conduct Authority which announced the desire to phase out the use of London Interbank Offered Rate (LIBOR) by the end of 2021.  The provisions provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions affected by reference rate reform on financial reporting due to the cessation of LIBOR if certain criteria are met.  If LIBOR ceases to exist, we may need to renegotiate outstanding notes payable outstanding which extend beyond 2021 with the respective counterparties.  Adoption of the provisions in ASU 2020-04 are optional and effective from March 12, 2020 through December 31, 2022.  The Company is considering the optionality of ASU 2020-04 and is evaluating the potential impact that the adoption of this ASU will have on its consolidated financial statements.

Accounting for Convertible Instruments  In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating certain separation models.  Under ASU 2020-06, a convertible debt instrument will generally be reported as a single liability at its amortized cost with no separate accounting for embedded conversion features.  Consequently, the interest rate of convertible debt instruments will be closer to the coupon interest rate.  In addition, ASU 2020-06 eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method.  The guidance in this ASU are effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years.  Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.  The Company determined to adopt this ASU on July 1, 2021 under the full retrospective method.  When our Convertible Notes were originally issued on February 29, 2020, we recorded a $12.6 million discount to additional paid-in capital and against the Convertible Notes due to the existence of a cash conversion feature.  Upon adoption we reversed this entry to additional-paid in capital and the Convertible Notes in all periods presented, and reversed any life-to-date interest expense and deferred tax expense associated with the amortization of the discount as an adjustment to beginning retained earnings of the prior year.  As a result of the application of the retrospective adoption of ASU 2020-06, certain line items in our consolidated financial statements and related notes were adjusted as follows:

Consolidated Balance Sheets Impact	As of June 30, 2021			As of June 30, 2020
	As Reported	ASU 2020-06 Adjustment	As Adjusted	As Reported	ASU 2020-06 Adjustment	As Adjusted

Liabilities
Convertible notes	$22,054	$11,279	$33,333	$17,444	$11,949	$29,393
Other liabilities	1,070	(155)	915	395	(17)	378
Total Liabilities	95,321	11,124	106,445	126,875	11,932	138,807
Stockholders’ equity
Additional paid-in-capital	3,319,767	(12,154)	3,307,613	3,318,117	(12,154)	3,305,963
Accumulated deficit	(3,265,433)	1,030	(3,264,403)	(3,257,349)	222	(3,257,127)
Total Great Elm Group, Inc Stockholder’s Equity	54,360	(11,124)	43,236	60,794	(11,932)	48,862
Total Stockholder’s Equity	63,909	(11,124)	52,785	64,680	(11,932)	52,748

Consolidated Statements of
Operations Impact	For the year ended June 30, 2021			For the year ended June 30, 2020
	As Reported	ASU 2020-06 Adjustment	As Adjusted	As Reported	ASU 2020-06 Adjustment	As Adjusted
Non-operating expenses
Interest expense	$(5,620)	$671	$(4,949)	$(4,576)	$205	$(4,371)
Net loss from continuing operations
Loss from continuing operations, before income taxes	(7,515)	671	(6,844)	(13,302)	205	(13,097)
Income tax expense	(1,813)	138	(1,675)	(44)	17	(27)
Loss from continuing operations	(9,328)	809	(8,519)	(13,346)	222	(13,124)
Discontinued operations:
Income from discontinued operations, net of tax	649		649	219		219
Net loss	(8,679)	809	(7,870)	(13,127)	222	(12,905)
Less: net loss attributable to non-controlling interest, continuing operations	(648)		(648)	(200)		(200)
Less: net income attributable to non-controlling interest, discontinued operations	53		53	48		48
Net loss attributable to Great Elm Group	(8,084)	809	(7,275)	(12,975)	222	(12,753)
Net loss per share (basic and diluted)	(0.31)	0.03	(0.28)	(0.51)	0.01	(0.50)

Consolidated Statements of Cash Flows Impact	For the year ended June 30, 2021			For the year ended June 30, 2020
	As Reported	ASU 2020-06 Adjustment	As Adjusted	As Reported	ASU 2020-06 Adjustment	As Adjusted
Net loss	(8,679)	809	(7,870)	(13,127)	222	(12,905)
Non-cash interest and amortization of capitalized issuance costs	2,522	(671)	1,851	881	(205)	676
Deferred tax expense	684	(138)	546	36	(17)	19
Net cash provided by (used in) operating activities - continuing operations	(20,907)	-	(20,907)	11,099	-	11,099
Net cash provided by operating activities - discontinued operations	1,931	-	1,931	2,146	-	2,146
Net cash provided by (used in) operating activities	(18,976)	-	(18,976)	13,245	-	13,245

Net cash used in investing activities - continuing operations	(19,839)	-	(19,839)	(6,632)	-	(6,632)
Net cash provided by investing activities - discontinued operations	4,357	-	4,357	-	-	-
Net cash used in investing activities	(15,482)	-	(15,482)	(6,632)	-	(6,632)
Net cash provided by financing activities - continuing operations	20,666	-	20,666	23,935	-	23,935
Net cash used in financing activities - discontinued operations	(2,326)	-	(2,326)	(2,159)	-	(2,159)
Net cash provided by financing activities	18,340	-	18,340	21,776	-	21,776
Net increase (decrease) in cash and cash equivalents	(16,118)	-	(16,118)	28,389	-	28,389
Cash and cash equivalents at beginning of year	40,500	-	40,500	12,111	-	12,111
Cash and cash equivalents at end of year	24,382	-	24,382	40,500	-	40,500

Consolidated Statements of Stockholders’ Equity Impact	For the year ended June 30, 2021			For the year ended June 30, 2020
	As Reported	ASU 2020-06 Adjustment	As Adjusted	As Reported	ASU 2020-06 Adjustment	As Adjusted
Net loss	(8,084)	809	(7,275)	(12,975)	222	(12,753)
Accumulated Deficit	(3,265,433)	1,030	(3,264,403)	(3,257,349)	222	(3,257,127)
Total Great Elm Group, Inc. Stockholder’s Equity	54,360	(11,124)	43,236	60,794	(11,932)	48,862
Total Stockholder’s Equity	63,909	(11,124)	52,785	64,680	(11,932)	52,748

3.	Revenue

The revenues from each major source of revenue are summarized in the following table:

	For the years ended June 30,
(in thousands)	2021	2020
Product and Services Revenue
Investment Management
Management Fees	$2,652	$2,793
Administration Fees	558	539
	3,210	3,332
Durable Medical Equipment
Equipment Sales	32,293	28,934
Service Revenues	5,167	5,279
	37,460	34,213

Total product and services revenue	$40,670	$37,545

Rental Revenues
Durable Medical Equipment
Medical Equipment Rental Income	20,183	21,449
Total rental revenue	20,183	21,449

Total	$60,853	$58,994

Revenue Accounting Under Topic 606

In determining the appropriate amount of revenue to be recognized under FASB Accounting Standards Codification Topic 606, Revenues, (Topic 606), the Company performed the following steps: (i) identified the promised goods or services in the contract; (ii) determined whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measured the transaction price, including the constraint on variable consideration; (iv) allocated the transaction price to the performance obligations; and (v) recognized revenue when (or as) the Company satisfies each performance obligation.

Durable Medical Equipment Revenue

Equipment Sales and Services Revenues

The Company sells durable medical equipment, replacement parts and supplies to customers and recognizes revenue at the point control is transferred through delivery to the customer.  Each piece of equipment, part or supply is distinct and separately priced thus they each represent a single performance obligation.  The revenue is allocated amongst the performance obligations based upon the relative standalone selling price method, however, items are typically all delivered or supplied together.  The customer and, if applicable, the Payors are generally charged at the time that the product is sold, although separate layers of insurance coverage may need to be invoiced before final billings may occur.

The Company also provides sleep study services to customers and recognizes revenue when the results of the sleep study are complete as that is when the performance obligation is met.

The transaction price on both equipment sales and sleep studies is the amount that the Company expects to receive in exchange for the goods and services provided.  Due to the nature of the durable medical equipment business, billing adjustments customarily occur during the collections process when explanations of benefits are received by Payors, and as amounts are deferred to secondary Payors or to patient responsibility.  As such, we constrain the transaction price for the difference between the amounts billed and what we believe we will collect from Payors and from patients.  The transaction price therefore is predominantly based on contractual payment rates determined by the Payors.  The Company does not generally contract with uninsured customers.  We determine our estimates of billing adjustments based upon contractual agreements, our policies and historical experience.  While the rates are fixed for the product or service with the customer and the Payors, such amounts typically include co-payments, co-insurance and deductibles, which vary in amounts, from the patient customer.  The Company includes in the transaction price only the amount that the Company expects to be entitled, which is substantially all of the Payor billings at contractual rates.  The transaction price is initially constrained by the amount of customer co-payments we estimate will not be collected.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable.  Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available.  Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain Payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application or claim denial.  The Company constrains revenue for these estimated adjustments.  During the year ended June 30, 2021, there were no material changes in estimates relating to prior periods.

The payment terms and conditions of customer contracts vary by customer type and the products and services offered.

The Company may provide shipping services prior to the point of delivery and has concluded that the services represent a fulfilment activity and not a performance obligation.  Returns and refunds are not accepted on either equipment sales or sleep study services.  The Company does not offer warranties to customers in excess of the manufacturer’s warranty. Any taxes due upon sale of the products or services are not recognized as revenue.  The Company does not incur contract acquisition costs.  The Company generally does not have any partially or unfilled performance obligations related to contracts with customers.  However, during the quarter ended June 30, 2020, the Company applied for and received $4.4 million in advanced payments from the Centers for Medicare and Medicaid Services (CMS) under their Accelerated and Advance Payment Program, which was expanded to increase cash flow to providers of services and suppliers impacted by the 2019 Novel Coronavirus (COVID-19) pandemic. We have issued recoupments of $0.9 million during the year ended June 30, 2021, leaving a remaining balance of $3.5 million.  The Company has no other contract liabilities as of June 30, 2021 or 2020.

Included in sales and services revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the Payor.  The estimate of net unbilled sales and service revenue recognized is based on historical trends and estimates of future collectability.  As of June 30, 2021 and 2020, net unbilled sales and service revenue is approximately $0.2 million and $0.3 million, respectively, and is included in accounts receivable.

Investment Management Revenue

The Company recognizes revenue from its investment management business at amounts that reflect the consideration to which it expects to be entitled in exchange for providing services to its customer.  Investment management revenue primarily consists of fees based on a percentage of assets under management, fees based on the performance of managed assets, and administrative fees.  Fees are based on agreements with each investment products and may be terminated at any time by either party subject to the specific terms of each respective agreement.

Management Fees

The Company earns management fees based on the investment management agreement GECM has with GECC and other private funds managed by GECM (collectively, the Funds).  The performance obligation is satisfied over time as the services are rendered, since GECC simultaneously receives and consumes the benefits provided as GECM performs services.  Management fee rates range from 1% to 1.50% of the management fee assets specified within each agreement.  Based on the terms of the specific agreement, management fees may be calculated and billed in advance or in arrears of the period, no less frequently than quarterly.  Management fee revenue is recognized over time as the services are provided.

Incentive Fees

The Company earns incentive fees based on the investment management agreements GECM has with GECC and separately managed accounts.  Where an investment management agreement includes both management fees and incentive fees, the performance obligation is considered to be a single obligation for both fees.  Incentive fees are variable consideration associated with the GECC investment management agreement.  Incentive fees are earned based on investment performance during the period, subject to the achievement of minimum return levels or high-water marks, in accordance with the terms of the respective investment management agreements.  Incentive fees range from 5.0% to 20.0% of the performance-based metric specified within each agreement.  Because of the uncertainty of when incentive fees will be collected due to market conditions and investment performance, incentive fees are fully constrained and not recorded until received and the probability of significant reversal of the fees is eliminated in accordance with the respective investment management agreements.  As of June 30, 2021, there is $9.7 million in incentive fees which have been earned per the terms of the investment management agreements but not recorded as they are still subject to the constraints described above.

Administration Fees

The Company earns administration fees based on the administration agreement GECM has with GECC whereby GECC reimburses GECM for costs incurred in performing administrative functions for GECC.  This revenue is recognized over time as the services are performed.  Administrative fees are billed quarterly in arrears, which is consistent with the timing of the delivery of services and reflect agreed upon rates for the services provided.  The services are accounted for as a single performance obligation that is a series of distinct services with substantially the same pattern of transfer as the services are provided on a daily basis.

Revenue Accounting Under Topic 842

Durable Medical Equipment Revenue

Equipment Rental Revenue

Under FASB Accounting Standards Codification Topic 842, Leases, (Topic 842) rental income from operating leases is recognized on a straight-line basis, based on contractual lease terms with fixed and determinable increases over the non-cancellable term of the related lease when collectability is reasonably assured.  The Company leases durable medical equipment to customers for a fixed monthly amount on a month-to-month basis.  The contractual length of the lease term varies based on the type of equipment that is rented to the customer, but generally is from 10 to 36-months.  In the case of capped rental agreements, title to the equipment transfers to the customer at the end of the contractual rental period.  The customer has the right to cancel the lease at any time during the rental period for a subsequent month’s rental and payments are generally billed in advance on a month-to-month basis.  Under Topic 842, rental income from operating leases is recognized on a month-to-month basis, based on contractual lease terms when collectability is reasonably assured.  Certain customer co-payments are included in revenue to the extent they are considered probable of payment.

The lease term begins on the date products are delivered to patients and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payors, including Medicare, private payors, and Medicaid. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain Payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application or claim denial.  There were no material changes in estimates recorded in the year ended June 30, 2021, relating to prior periods.

Although invoicing typically occurs at the beginning of the monthly rental period, we recognize revenue from rentals on a daily basis.  Since rental agreements can commence at any time during a given month, we defer revenue related to the remaining monthly rental period as of period end.  Deferred revenue related to rentals was $1.0 million and $1.3 million as of June 30, 2021 and 2020, respectively.

Included in rental revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the Payor.  Net unbilled rental revenue is recognized to the extent payment is probable.  As of June 30, 2021 and 2020, net unbilled rental revenue is approximately $0.1 million and $0.2 million, respectively, and is included in accounts receivable.

4.	Reorganization and Financing Transactions

Holding Company Reorganization

On December 21, 2020, GEC announced plans to create a new public holding company, Great Elm Group, Inc. (the Company) by implementing a non-taxable holding company reorganization (the Holding Company Reorganization).  Following the Holding Company Reorganization, the Company became the successor issuer to GEC.

On December 29, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 21, 2020, among Forest (formerly GEC), the Company and Forest Merger Sub, Inc., a newly created entity for the purpose of facilitating the Merger, (as it may be amended from time to time, the Merger Agreement), the transactions contemplated by the Merger Agreement (the Transactions) were consummated.  As a result of the Transactions, and subject to the same terms and conditions as applied immediately prior to the Transactions, each share of Forest’s outstanding common stock, common stock options, restricted stock units and restricted shares were exchanged for identical instruments of the Company.

Financing Transaction

Following the consummation of the Holding Company Reorganization, J.P. Morgan Broker-Dealer Holdings Inc. (JPM), a Delaware corporation and affiliate of JPMorgan Chase & Co., Forest and the Company agreed to effect certain transactions pursuant to which JPM provided financing in an aggregate amount of $37.7 million.

In connection with such financing, among other things:

•	Forest issued to JPM 35,010 newly issued shares of 9.0% preferred stock (the Forest Preferred Stock) for $1,000.00 per share;

•
HC LLC issued 10,090 newly issued shares of 9.0% Series A-1 preferred stock (the Series A-1 Preferred Stock) to DME Inc. as a distribution, which in turn distributed such preferred stock pro rata to the holders of its common stock such that 80.1% of such preferred stock is held by Forest, 9.95% is held by Corbel Capital Partners SBIC, L.P. (Corbel), and 9.95% is held by Valley Healthcare Group, LLC (VHG).

•	HC LLC, issued to Forest 34,010 newly issued shares of 9.0% Series A-2 preferred stock (the Series A-2 Preferred Stock) for $1,000.00 per share.

•	HC LLC distributed to the owners of DME Inc. cash of $1.9 million and reimbursed GEG $1.3 million to cover deal costs;

•
Forest distributed to the Company, its sole stockholder, all of the assets and liabilities of Forest other than certain excluded assets and related liabilities, including Forest’s real estate business, and a preferred investment in the Company’s durable medical equipment business; and

•
JPM acquired 20% of Forest’s common stock for a purchase price of $2.7 million.  The Company’s wholly-owned subsidiary, DME Manager, concurrently entered into an agreement with Forest to provide advisory services in exchange for annual consulting fees of $0.45 million.

(each collectively noted above, the JPM Transactions).  See Note 16 – Non-Controlling  Interests and Preferred Stock of Subsidiary.

Using proceeds from the JPM Transactions, DME Inc. paid off the term loan with Corbel (the Corbel Facility).  See Note 13 – Borrowings.

Subsidiary Reorganizations

On May 31, 2021, our wholly-owned subsidiary DME Holdings exchanged their 80.1% interests in DME Inc. for an identical 80.1% direct interest in DME Inc.’s subsidiary HC LLC, which is the sole owner of the durable medical equipment operating subsidiaries.  Following the consummation of the taxable reorganization, the Company no longer has an interest in DME Inc.

On June 29, 2021, GP Corp assigned the rights to the Profit Sharing Agreement with GECM, their intercompany obligation under the GP Corp. Note and other assets and liabilities to their wholly-owned subsidiary GEC GP. Subsequent to the assignment, Great Elm Group, Inc. exchanged their 98.2% interests in GP Corp. for an identical 98.2% direct interest in GP Corp.’s wholly-owned subsidiary GEC GP. Following the consummation of the taxable reorganization, the Company no longer has an interest in GP Corp.

5.	Discontinued Operations

On June 23, 2021, the Company’s majority-owned indirect subsidiary FM Acquisition, entered into an agreement with Monomoy Properties Fort Myers, LLC (Monomoy FM) to sell the Company’s real estate business to Monomoy FM for $4.6 million in cash.  The real estate business consists of majority-interests in two Class A office buildings totaling 257,000 square feet situated on 17 acres of land in Fort Myers, Florida.  The Company acquired the real estate business in March 2018 for $2.7 million.  After transaction costs, the gain on the sale was $0.3 million.

Pursuant to the terms of the Purchase Agreement, the proceeds of the sale were subsequently reinvested in newly issued membership interests of Monomoy Properties, LLC (Monomoy Fund), a privately-held fund comprised of a portfolio of net leased industrial real estate assets.

The sale of the real estate business, which has historically been disclosed as its own reportable segment, represents a strategic shift away from the direct ownership and operation of real estate properties.  Accordingly, our historical financial information has been recast to present the activities of the real estate business within discontinued operations, and the assets and liabilities of the real estate business as assets and liabilities of discontinued operations.  As a passive investor in Monomoy Fund and with a membership interest of approximately 5%, we have determined that we have no significant continuing involvement with the real estate business.

The following table provides a reconciliation of the Company’s net income from discontinued operations presented in the consolidated statements of operations:

	For the years ended June 30,
(in thousands)	2021	2020
Discontinued operations:
Net revenue	$5,005	$5,104
Real estate expenses	(505)	(544)
Depreciation and amortization	(1,689)	(1,722)
Operating income from discontinued operations	2,811	2,838
Interest expense	(2,536)	(2,619)
Gain on sale of real estate business	263	-
Pretax income from discontinued operations	538	219
Income tax benefit	111	-
Net income from discontinued operations	$649	$219

The following table provides a reconciliation of the assets and liabilities of discontinued operations presented in the consolidated balance sheet:

(in thousands)	As of June 30, 2020
Cash and cash equivalents	$19
Restricted cash	846
Prepaid and other current assets	49
Total current assets of discontinued operations	914
Real estate assets, net	53,188
Identifiable intangible assets, net	4,871
Other assets	1,257
Total Assets	$60,230

Accrued expenses and other liabilities	503
Current portion of long term debt	2,326
Total current liabilities of discontinued operations	2,829
Long term debt, net of current portion	52,781
Other liabilities	478
Total Liabilities	$56,088

6.	Acquisitions

Durable Medical Equipment Acquisitions

Acquisition of Advanced Medical DME, LLC and PM Sleep Lab, LLC

On March 1, 2021, through its majority-owned subsidiary, DME Inc., the Company acquired Advanced Medical DME, LLC and PM Sleep Lab, LLC (collectively, AMPM), providers of sleep testing, Positive Air Pressure (PAP), and other respiratory products and services in nine locations throughout Kansas and Missouri.  The acquisition is accounted for as a business combination.  The Company expects to achieve synergies and costs reductions through integrating these operations into our existing durable medical equipment operations.  Operating results of the acquired businesses have been included in the consolidated statements of operations since March 1, 2021.

The original purchase consideration was $1.1 million, comprised of $0.4 million paid upon closing net of cash acquired, $0.3 placed in escrow for potential satisfaction of certain indemnification obligations, and $0.4 million representing the acquisition date fair value of contingent consideration.  Subsequent to the acquisition, we finalized the working capital adjustment with the seller resulting in a return of $0.1 million to the Company from escrow. We have recorded a preliminary allocation of the purchase price for AMPM, which resulted in goodwill of $0.6 million and intangible assets, including trade names of $0.4 million.  Goodwill was assigned to the durable medical equipment segment and is attributable primarily to expected synergies and the assembled workforce of the acquired business.  None of the goodwill is expected to be deductible for income tax purposes.  The presentation of pro forma financial disclosures are not required in connection with the AMPM acquisition.

The contingent consideration arrangement requires the Company to pay up to $2.1 million of additional consideration to the seller if certain revenue thresholds are achieved for the 12 months ended September 1, 2022.  The fair value of the contingent consideration arrangement at the acquisition date was $0.4 million.

7.	Related Party Transactions

Related party transactions are measured in part by the amount of consideration paid or received as established and agreed by the parties. Consideration paid for such services in each case is the negotiated value.

Durable Medical Equipment

In connection with the acquisition of the durable medical equipment businesses in September 2018, DME Inc. and its subsidiaries entered into the Corbel Facility.  Jeffrey S. Serota, a member of the Company’s Board of Directors, serves as Vice Chairman to Corbel Capital Partners, an affiliate of Corbel.  Corbel previously held an interest in Northwest and was one of the sellers in our acquisition of the business.  As a result of the acquisition, at June 30, 2021 Corbel holds a non-controlling interest in HC LLC.  Pursuant to the Corbel Facility, Corbel was paid a structuring fee and a quarterly monitoring fee.  In conjunction with the JPM Transactions, the Corbel Facility was repaid early on December 29, 2020, and DME Inc. paid a deferred structuring fee as well as a prepayment penalty.  See Note 13 - Borrowings for additional information on the Corbel Facility and Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiaries.

In connection with the acquisition of the durable medical equipment businesses, the Company issued non-controlling interests in DME Inc. to the former owners, including Corbel discussed above.  These non-controlling interests in DME Inc. became non-controlling interests in HC LLC in May 2021.  See Note 4 – Reorganization and Financing Transactions.  See Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiary.

Investment Management

The Company’s wholly-owned subsidiary, GECM, has agreements to provide administrative services and manage the investment portfolio for GECC and other investment products.  Under these agreements, GECM receives administrative fees, management fees based on the managed assets (other than cash and cash equivalents) and incentive fees based on the performance of those assets.  See Note 3 – Revenue for additional discussions of the fee arrangements.

The Company’s wholly-owned subsidiary, GEO GP serves as the general partner of Great Elm Opportunities Fund I, LP (GEOF), a Delaware multi-series limited partnership.  GECM serves as the investment manager of GEOF.  As the general partner, GEO GP provides administrative services and oversees GECM’s management of the investment portfolio of GEOF.  The Company’s wholly-owned subsidiary, GECM, serves as the managing member of Great Elm SPAC Opportunity Fund, LLC (GESOF), a Delaware limited liability company, and provides administrative services and manages the investment portfolio of GESOF.

The Company has determined that GEOF, each series of GEOF, and GESOF are VIEs and that the criteria for consolidation are met for one series of GEOF.  This series was launched in December 2020 and began liquidation in February 2021 when the net assets of the series, which included of an interest in GESOF, were distributed to such series’ sole limited partner, the Company.  The Company has determined that the criteria for consolidation are met for GESOF, which was launched in February 2021.  The operations of each of these consolidated funds (the Consolidated Funds) are included in our consolidated financial statements.  See Note 2 – Summary of Significant Accounting Policies for additional details.

The Company has retained the specialized investment company accounting guidance under US GAAP with respect to the Consolidated Funds.  As such, investments of the Consolidated Funds are included in the condensed consolidated balance sheets at fair value and the net unrealized gain (loss) on those investments is included as a component of other income on the condensed consolidated income statement.  Non-controlling interests in these Consolidated Funds are included in net loss attributable to non-controlling interest.  As of June 30, 2021 no single issuer or investment of the Consolidated Funds had a fair value greater than 5% of the Company’s total consolidated assets.

Additionally, the Company receives dividends from its investment in GECC and earns unrealized profits and losses based on the mark-to-market performance of its investment in GECC.  See Note 8 – Fair Value Measurements.

The following tables summarize activity and outstanding balances between the managed investment products and the Company.

	For the years ended June 30,
(in thousands)	2021	2020
Net unrealized gain (loss) on investments	$155	$(8,684)
Net unrealized gain on investments of consolidated funds	545	-
Dividend income	2,954	2,068

	As of As of June 30,
(in thousands)	2021	2020
Dividends receivable	$554	$170
Investment management revenues receivable	936	746
Receivable for reimbursable expenses paid	297	158

Outstanding receivables are included in related party receivables in the consolidated balance sheets.  Outstanding receivables from the Consolidated Funds are eliminated in consolidation.  As of June 30, 2021, the Company had $0.1 million in receivable for reimbursable expenses paid on behalf of the Consolidated Funds.

The Company owns approximately 23.6% of the outstanding shares (or 5,539,724 shares) of GECC, and the Company’s Chief Executive Officer is also the Chief Executive Officer of GECC and Chief Investment Officer of GECM, in addition to being a member of the Board of Directors of the Company and chairman of the board of GECC.  The Company’s President and Chief Operating Officer is also the Chief Operating Officer, Chief Compliance Officer and General Counsel of GECM and the Chief Compliance Officer of GECC.

On October 1, 2020, GECC completed a non-transferable rights offering in which the Company received 2,966,531 shares at a price of $2.95 per share for an aggregate total of $8.8 million.

GECM has a profit sharing agreement with the Company’s majority-owned subsidiary GEC GP (Profit Sharing Agreement).  Under the Profit Sharing Agreement, GECM’s profit from GECC is paid to GEC GP.  Since its inception in November 2016, GECM has operated at a cumulative loss through June 30, 2021; correspondingly, no profits were available to GEC GP under the Profit Sharing agreement.  See Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiary.

MAST Capital is the beneficial owner of approximately 7.5% of the Company’s outstanding common stock as of June 30, 2021.  On March 10, 2021, the Company purchased from MAST Capital all of its previously-held shares of GP Corp., the previously-held GP Corp. Note and its previously-held board appointment rights in exchange for $2.3 million in newly issued Convertible Notes (as defined below).  See Note 13 - Borrowings for additional discussion of the GP Corp. Note and Note 14 – Convertible Notes for additional discussion of the convertible notes.

In October 2020, GECM entered into a shared personnel and reimbursement agreement with Imperial Capital Asset Management, LLC (ICAM).  Jason W. Reese, the Executive Chairman of the Company’s Board of Directors, is the Chief Executive Officer of ICAM.  Costs incurred under this agreement are included in investment management expenses in the condensed consolidated statement of operations.  For the year ended June 30, 2021, such costs were $0.4 million.

General Corporate

In conjunction with the JPM Transactions, on December 29, 2020 Forest sold Forest Preferred Stock and the Company sold common stock in Forest to JPM for cash consideration of $35.0 million and $2.7 million, respectively.  As a result of these transactions, JPM holds a non-controlling interest in Forest.  See Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiaries.

On December 18, 2020, the Company purchased from JPM a 21% common stock interest in Ligado Networks, LLC (Ligado), a privately-held Company.  The common stock interest does not convey the ability to exercise significant influence over Ligado, and therefore does not require accounting in accordance with the equity method.  We have elected to account for this investment, which does not have a readily-determinable fair value, at cost minus impairment.  This investment is included in prepaid and other current assets on our consolidated balance sheet.

Discontinued Operations

On June 23, 2021, the Company sold its real estate business to Monomoy FM.  Monomoy FM is a majority-owned subsidiary of Monomoy Fund, and pursuant to the purchase agreement the Company subsequently invested the proceeds of the sale in Monomoy Fund.  Monomoy Fund is managed by ICAM.  See Note 5 – Discontinued Operations.

8.	Fair Value Measurements

Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

US GAAP provides a framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.  The following are the hierarchical levels of inputs to measure fair value:

◾	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

◾
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

◾
Level 3: Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value.  These assumptions are required to be consistent with market participant assumptions that are reasonably available.

All financial assets or liabilities that are measured at fair value on a recurring and non-recurring basis have been segregated into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

The assets and liabilities measured at fair value on a recurring and non-recurring basis are summarized in the tables below:

	Fair Value as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Equity investments	$19,444	$-	$-	$19,444
Equity investments of Consolidated Funds	26,490	-	-	26,490
Total assets within the fair value hierarchy	$45,934	$-	$-	$45,934
Investments valued at net asset value				$4,600
Total assets				$50,534
Liabilities:
Participation feature of HC LLC Series A-2 Preferred Stock	$-	$-	*	*
Contingent consideration liability	-	-	271	271
Total liabilities	$-	$-	$271	$271

*  Balance eliminates in consolidation.
	Fair Value as of June 30, 2020
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Equity investments	$8,705	$-	$-	$8,705
Total assets	$8,705	$-	$-	$8,705
Liabilities:
Contingent consideration liability	$-	$-	$-	$-
Total liabilities	$-	$-	$-	$-

There were no transfers between levels of the fair value hierarchy during the years ended June 30, 2021 and 2020.

The following is a reconciliation of changes in contingent consideration, a Level 3 liability:

	For the years ended June 30,
(in thousands)	2021	2020
Beginning Balance	$-	$1,135
Additions	397	-
Payments	-	-
Change in fair value	(126)	(1,135)
Ending Balance	$271	$-

The valuation techniques applied to investments held by the Company and by the Consolidated Funds vary depending on the nature of the investment.

Equity and equity-related securities

Securities traded on a national securities exchange are stated at the close price on the valuation date.  To the extent these securities are actively traded and valuation adjustments are not applied, they are classified as Level 1.

Investments in private funds

The Company values investments in private funds using net asset value (NAV) as reported by each fund’s investment manager.  The private funds calculate NAV in a manner consistent with the measurement principles of FASB Topic 946, Financial Services – Investment Companies, as of the valuation date.  Investments valued using NAV as a practical expedient are not categorized within the fair value hierarchy.

As of June 30, 2021 investments in private funds consist of our investment in the Monomoy Fund, an industrial real estate-focused fund.  Redemptions are allowed annually with 90 days’ notice subject to a one-year lockup from the date of initial investment.  There are no unfunded commitments.

Contingent consideration

The previous contingent consideration arrangement required the Company to pay up to $2.1 million of additional consideration to the former shareholders of the durable medical equipment businesses if certain earnings before interest, taxes, depreciation and amortization (EBITDA) thresholds, as adjusted per the terms of the purchase agreement, were achieved for the 12 months ended December 31, 2019.   The Company determined that the EBITDA achieved, as adjusted per terms of the contract, for the 12 months ended December 31, 2019 was below the earnout threshold for payout. As such, during the year ended June 30, 2020, the fair value of the contingent consideration was updated to zero.  This determination of the earnout was finalized and agreed to with the former shareholders of the durable medical equipment businesses during the quarter ended December 31, 2020.

In conjunction with the acquisition of AMPM on March 1, 2021, the Company entered into a separate contingent consideration agreement that requires the Company to pay up to $2.1 million if certain revenue thresholds of the acquired business are achieved for the 12 months ending September 1, 2022.  The Company estimated the fair value of the contingent consideration using a Monte Carlo simulation model.  The key assumptions in applying the Monte Carlo simulation model as of the acquisition date include volatility of 40.0% and a discount rate of 10.3%.  The key assumptions in applying the Monte Carlo simulation model as of June 30, 2021 include volatility of 28.6% and a discount rate of 10.3%.  The contingent consideration is included within the other liabilities in the consolidated balance sheets.

On December 29, 2020, in conjunction with the JPM Transactions, the Company issued HC LLC Series A-2 Preferred Stock to our consolidated subsidiary, Forest.  See Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiaries.  An embedded derivative was identified in the instrument requiring bifurcation from the host instrument as a derivative to be carried at fair value.  The value of the derivative related to a participation feature upon the sale of the durable medical equipment business.  As of the issuance date, the fair value was determined using an option pricing model based on the transaction price.  The key assumptions used in the option pricing model include a volatility rate of 72.7% and an option term of 3 years.  Subsequent to the issuance date, the fair value of this derivative is determined at each balance sheet date using an option pricing model based on the estimated value of HC LLC.  This fair value is derived from a discounted cash flow income approach and a guideline public company market approach.  The key assumptions in applying the valuation approach as of June 30, 2021 include financial forecasts of the durable medical equipment business, a discount rate of 14.5% and a volatility rate of 50.4% (level 3 inputs in accordance with the US GAAP fair value hierarchy).  The fair value of the embedded derivative as of the issuance date and as of June 30, 2021 was $6.5 million and $5.8 million, respectively.  Since the HC LLC Series A-2 Preferred Stock are issued to Forest, a consolidated subsidiary, the instruments and their effects on our operations have been eliminated in consolidation and therefore the valuation of the participation feature is reflected as zero within the table above.  However, this valuation does impact our segment results and non-controlling interest accounts.

See Note 13 - Borrowings for additional discussion related to the fair value of notes payable.  The carrying value of all other financial assets and liabilities approximate their fair values.

9.	Fixed Assets

The Company’s fixed assets consist of its medical equipment held for rental, furniture and fixtures, and leasehold improvements used in its operations.  The following tables detail the Company’s fixed assets:

(in thousands)	June 30, 2021	June 30, 2020
Property and Equipment
Leasehold improvements	$835	$858
Vehicles	172	237
Computer equipment and software	500	298
Furniture and fixtures	422	394
Sleep study equipment	593	589
	2,522	2,376
Accumulated depreciation	(1,541)	(966)
Net carrying amount	$981	$1,410

Medical Equipment Held for Rental
Medical equipment held for rental	$14,933	$13,828
Accumulated depreciation	(7,542)	(6,345)
Net carrying amount	$7,391	$7,483

The following table reconciles depreciation expense included in the following lines of the consolidated statements of operations to total depreciation expense for each period presented.

	For the years ended June 30,
(in thousands)	2021	2020
Depreciation and amortization	$693	$645
Cost of durable medical equipment rentals	6,286	8,267
Total depreciation expense	$6,979	$8,912

10.	Goodwill and Other Intangible Assets

The Company’s investment management and durable medical equipment segments include identifiable intangible assets acquired through acquisitions in prior years.  Goodwill presented on the consolidated balance sheet consists only of the goodwill acquired as part of the acquisitions of the durable medical equipment businesses.

The changes in the carrying value of goodwill are as follows:

	For the years ended June 30,
(in thousands)	2021	2020
Beginning Balance	$50,010	$50,397
Acquisitions	648	-
Purchase accounting adjustment	(122)	(387)
Ending Balance	$50,536	$50,010

The Company’s annual impairment assessment date for goodwill is April 1.  No impairment triggering events have been identified since our prior year annual impairment analysis.  In the current year, we performed a quantitative impairment test for our annual impairment assessment.  Based on the analyses performed, the fair value of the durable medical equipment reporting unit exceeded the carrying value by 73% and no impairment was noted.  The fair value of this reporting unit was derived using a combination of present value of estimated cash flows and the valuations and prices of comparable businesses.  The discount rate used in this analysis was 15.5%.

The following tables provide additional detail related to the Company’s acquired identifiable intangible assets:

	As of June 30, 2021			As of June 30, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Durable Medical Equipment
Tradename	$9,060	$(2,511)	$6,549	$8,800	$(1,613)	$7,187
Hospital Contracts	90	(15)	75	-	-	-
Non-compete agreements	1,370	(890)	480	1,360	(573)	787
	10,520	(3,416)	7,104	10,160	(2,186)	7,974

Investment Management
Investment management agreement	3,900	(2,293)	1,607	3,900	(1,887)	2,013
Assembled workforce	526	(309)	217	526	(255)	271
	4,426	(2,602)	1,824	4,426	(2,142)	2,284

Total	$14,946	$(6,018)	$8,928	$14,586	$(4,328)	$10,258

Aggregate Amortization Expense (in thousands):
For the year ended June 30, 2021	$1,690
For the year ended June 30, 2020	1,869

Estimated Future Amortization Expense (in thousands):
For the year ending June 30, 2022	$1,571
For the year ending June 30, 2023	1,468
For the year ending June 30, 2024	1,269
For the year ending June 30, 2025	1,159
For the year ending June 30, 2026	1,097
Thereafter	2,364
Total	8,928

11.	Lessor Operating Leases

Medical Equipment Leases

Through its majority-owned subsidiary HC LLC, and the subsidiaries of HC LLC, the Company owns medical equipment which is leased to customers.  The Company’s customers consist primarily of patients through their clinical providers including medical centers, clinics and hospices and the Company has lease arrangements with these patients.  In addition, the arrangements between the Company and its customers are impacted by arrangements between the Company and Payors.  The Payors may cover a portion or all of the rental payments under the agreements between the Company and its customers.  The patient is responsible for any residual co-payments.

The lease terms may be for a pre-determined time period, generally 10 months to 36 months; however, the customer may cancel the lease at any time and for any reason without penalty and therefore, the Company treats all leases as month-to-month leases.  Upon termination of the lease, the equipment, if not aged beyond its useful life, may be refurbished and subsequently sold or leased to another customer.  As the leases are month-to-month, there are no future lease receivables under the terms of the current leases.

12.	Lessee Operating Leases

All of the Company’s leases are operating leases.  Certain of the leases have both lease and non-lease components.  The Company has elected to account for the lease component and the non-lease components as a single combined lease component for all classes of underlying assets.  The following table provides additional details of the leases presented in the balance sheets:

(in thousands)	June 30, 2021	June 30, 2020
Facilities
Right of use assets	$5,121	$5,265

Current portion of lease liabilities	1,864	1,560
Lease liabilities, net of current portion	3,532	3,990
Total liabilities	$5,396	$5,550

Weighted-average remaining life	3.3 years	3.9 years
Weighted-average discount rate	11.0%	11.7%

Vehicles
Right of use assets	$87	$61

Current portion of lease liabilities	29	20
Lease liabilities, net of current portion	58	41
Total liabilities	$87	$61

Weighted-average remaining life	3.9 years	2.8 years
Weighted-average discount rate	9.8%	12.3%

Equipment
Right of use assets	$33	$66

Current portion of lease liabilities	27	37
Lease liabilities, net of current portion	6	29
Total liabilities	$33	$66

Weighted-average remaining life	1.0 years	2 years
Weighted-average discount rate	12.5%	12.5%

As of June 30, 2021, the Company had total right of use assets of $5.2 million and lease liabilities of $5.5 million (consisting of $1.9 million in current portion of lease liabilities and $3.6 million in lease liabilities, net of current portion) on the consolidated balance sheet related to the leases discussed herein.  As of June 30, 2020, the Company had total right of use assets of $5.4 million and lease liabilities of $5.7 million (consisting of $1.6 million in current portion of lease liabilities and $4.1 million in lease liabilities, net of current portion) on the consolidated balance sheet related to the leases discussed herein.  The discount rate for each lease is based on the collateralized borrowing rate at the inception of the lease.

Operating lease costs are included in the operating expense associated with the business segment leasing the asset on the statements of operations and are included in cash flows from operating activities on the statements of cash flows.  Certain operating leases include variable lease costs which are not material and are included in operating lease costs.  Additional details are presented in the following table:

	For the years ended June 30,
(in thousands)	2021	2020
Facilities
Operating lease cost	$2,469	$2,097
Cash paid for operating leases	1,973	2,071

Vehicles
Operating lease cost	$50	$27
Cash paid for operating leases	50	27

Equipment
Operating lease cost	$61	$45
Cash paid for operating leases	61	45

The following table summarizes the Company’s undiscounted cash payment obligations for its operating leases:

(in thousands)
For the year ending June 30, 2022	2,468
For the year ending June 30, 2023	1,774
For the year ending June 30, 2024	1,296
For the year ending June 30, 2025	766
For the year ending June 30, 2026	499
Thereafter	106
Total lease payments	$6,909
Imputed interest	(1,393)
Total lease liabilities	$5,516

Durable Medical Equipment

The facility leases include offices, retail and warehouse space and sleep labs.  The facility leases have original or amended terms ranging from 12 to 96 months, some of which include an additional option to extend the lease for up to 120 months.  Certain of these leases have variable rental payments tied to a consumer price index or include additional rental payments for maintenance costs, taxes and insurance, which are accounted for as variable rent.

The vehicles leases have original lease terms of 60 months from the commencement date of each lease with no option to extend.  Each lease may be terminated by the lessee with 30-days’ notice after the first 13 months of the lease subject to certain early termination costs, including residual value guarantees.  The lease costs include variable payments for taxes and other fees.

Equipment leases consist of office equipment with original lease terms ranging from 36 to 48 months from the commencement date of each lease and may include an option to extend or purchase at the end of the lease term.  Certain of these leases include additional rental costs for taxes, insurance and additional fees in addition to the base rental costs.

Investment Management and General Corporate

The Company entered into a lease for office space located in Waltham, MA.  This office space is allocated between the investment management and general corporate segments.  On the commencement date of the lease, the non-cancellable term was for eighty-eight months from the occupancy date of June 1, 2017 and contains an option to extend for an additional sixty-month period.

The lease payments commenced on October 1, 2017, four months after the Company began to occupy the space.  On an annual basis, the lease payments increase at an average rate of approximately 2.4% from $28 to $32 thousand per month.

13.	Borrowings

Related party borrowings of the Company’s subsidiaries are summarized in the following table:

		As of June 30,
(in thousands)	Subsidiaries	2021	2020
Corbel Facility	HC LLC and subsidiaries	$-	$25,106
GP Corp. Note	GEC GP	*	3,072
Total principal		$-	$28,178
Unamortized debt issuance cost		-	(275)
Total long-term related party notes payable		-	27,903
Less current portion of related party notes payable		-	(5,207)
Related party notes payable, net of current portion		$-	$22,696
*Balance eliminates in consolidation.

The Company’s subsidiaries’ other outstanding borrowings are summarized in the following table:

		As of June 30,
(in thousands)	Subsidiaries	2021	2020
DME Revolver	HC LLC and subsidiaries	$-	$3,900
Equipment Financing	HC LLC and subsidiaries	2,041	2,230
Total principal		$2,041	$6,130
Unamortized debt discounts and issuance costs		-	(5)
Total other outstanding borrowings		2,041	6,125
Less current portion of other outstanding borrowings		(1,974)	(5,929)
Other outstanding borrowings, net of current portion		$67	$196

The Company incurred interest expense of $3.2 million and $3.8 million for the years ended 2021 and 2020, respectively.

The Company’s aggregate future required principal debt repayments are summarized in the following table:

(in thousands)	Principal Due
For the year ending June 30, 2022	$1,974
For the year ending June 30, 2023	67
Total	$2,041

Additional details of each borrowing by operating segment are discussed below.

Durable Medical Equipment

In connection with the acquisition of DME Inc., the Company assumed a secured note (Corbel Facility) with a principal balance of $8.5 million, which was amended and increased to $25 million concurrent with the closing of the acquisition described in Note 6 – Acquisitions.  In addition, the Company assumed and expanded a revolving line of credit agreement with Pacific Mercantile Bank (DME Revolver) with a principal balance of $0.8 million, which was amended and increased to $6.3 million at the date of acquisition.

The Corbel Facility was repaid on December 29, 2020.  The repayment included deferred structuring fees of $0.6 million, prepayment premiums and settlement fees of $1.0 million, and lender legal fees of $0.1 million.  In addition, upon repayment, the Company wrote off the remaining unamortized debt issuance costs of $0.2 million, resulting in an aggregate $1.9 million loss on extinguishment of debt.

The Corbel Facility was held by Corbel, a related party, which also holds a non-controlling interest in DME Inc. and HC LLC Series A-1 Preferred Stock.  See Note 7 – Related Party Transactions and Note 16 – Non-Controlling Interests and Preferred Stock of Subsidiary.

Principal payments and interest expense incurred on the Corbel Facility are summarized in the following table:

	For the years ended June 30,
(in thousands)	2021	2020
Principal payments	$25,106	$2,477
Interest expense	1,296	3,226

There were no borrowings outstanding under the DME Revolver at June 30, 2021.  The DME Revolver allows for borrowings up to $10 million, subject to a fixed percentage of qualifying accounts receivables and inventories related to the durable medical equipment business operations.  Borrowings under the line of credit are due on November 29, 2022 and accrue interest at a variable rate of the prime rate plus 0.40% per annum.  At June 30, 2021 the interest rate was 3.7%.  Interest is payable monthly in arrears.  The Company has the option to prepay the borrowings without any penalty.

The borrowings under the DME Revolver are collateralized by the assets of the durable medical equipment business and the Company is required to meet certain financial covenants.

The DME Revolver includes covenants that restrict HC LLC’s and its subsidiaries’ business operations to its current business, limit additional indebtedness, liens, asset dispositions and investments, require compliance and maintenance of licenses and government approvals and other customary conditions.  Events of default include the failure to pay amounts when due, bankruptcy, or violation of covenants, including a change in control of HC LLC.  HC LLC must also comply with a fixed-charge coverage and leverage ratio financial covenants, which are based in part on the HC LLC EBITDA levels.  The Company was in compliance with all material covenants and restrictions at June 30, 2021.

Beginning in April 2019, HC LLC’s operating subsidiaries also utilize equipment financing debt to fund certain inventory and equipment purchases from suppliers.  These equipment financing debt agreements are entered into with 3rd party banks and are generally payable in equal installments over terms of one to three years, depending on the nature of the underlying purchases being financed.  The debt is secured by the inventory and equipment, as applicable, of the operating subsidiaries entering into the agreements, and the long-term agreements have implicit interest rates between 7 – 8%.  The Company financed $3.6 million and $3.6 million in inventory and equipment through such financing agreements during the years ended June 30, 2021 and June 30, 2020, respectively.

Investment Management

As part of the entry into the investment management business, the Company acquired certain assets from MAST Capital and in consideration for those assets, GP Corp. issued a senior secured note payable (the GP Corp. Note).  The GP Corp. Note matures in November 2026, accrues interest at a variable rate of three-month LIBOR plus 3.0% per annum and is secured by a profit sharing agreement related to GECM’s management of GECC.  On March 10, 2021, GEG purchased the GP Corp. Note as well as non-controlling interests in GP Corp. and certain board appointment rights from MAST Capital.  In exchange, GEG issued $2.3 million of Convertible Notes.  As MAST Capital is a related party, no gain was recorded on the transaction.  The difference in carrying value between the instruments purchased (including the GP Corp. Note and MAST Capital’s non-controlling interests) and that of the newly issued convertible notes was treated as a capital contribution and recorded to additional paid in capital in the amount of $0.6 million.

Payments and interest expense incurred on the GP Corp. Note are summarized in the following table:

	For the years ended June 30,
(in thousands)	2021(1)	2020
Principal payments	$-	$76
Interest expense	73	167

(1)  Principal and interest amounts incurred after GEG’s purchase of the GP Corp. note are not reported in this table, as they eliminate in consolidation.

14.  Convertible Notes

On February 26, 2020, the Company issued Convertible Notes at par with an aggregate principal balance of $30 million due February 26, 2030 (the Convertible Notes).  In addition, on March 10, 2021, the Company issued additional Convertible Notes to MAST Capital in an aggregate principal amount of $2.3 million.  As of June 30, 2021, the total principal balance of Convertible Notes outstanding was $34.3 million, including cumulative interest paid-in-kind.  The Convertible Notes are held by a consortium of investors, including $ 16.2 million issued to certain related parties.  Such Convertible Notes issued to related parties include:

◾
$6.4 million issued to entities associated with Matthew A. Drapkin, including funds managed by Northern Right Capital Management, L.P. (Northern Right), a significant shareholder.  Mr. Drapkin, a member of the Company’s Board of Directors, is the Chief Executive Officer of Northern Right.

◾	$6.8 million issued to entities associated with Jason W. Reese, including funds managed by ICAM, a significant shareholder.

◾	$0.7 million issued to entities associated with Eric J. Scheyer, a member of the Company’s Board of Directors.

◾	$2.3 million issued to MAST Capital, owner of 7.5% of our outstanding company stock.

The Convertible Notes accrue interest at 5.0% per annum, payable semiannually in arrears on June 30 and December 31, commencing June 30, 2020, in cash or in kind at the option of the Company.  Each $1,000 principal amount of the Convertible Notes are convertible into 288.0018 shares of the Company’s common stock, subject to the terms therein, prior to maturity at the option of the holder.

The Company may, subject to compliance with the terms of the Convertible Notes, effect the conversion of some or all of the Convertible Notes into shares of common stock, subject to certain liquidity and pricing requirements, as specified in the Convertible Notes.

The embedded conversion feature in the Convertible Notes qualifies for the scope exception to derivative accounting in ASC Topic 815, Derivatives and Hedging, for certain contracts involving a reporting entity’s own equity.  The Company incurred $1.2 million in issuance costs on the original issuance.  The debt issuance costs are being amortized over the 10-year Convertible Notes term and are netted with the principal balance within convertible debt on our consolidated balance sheet.

The Company incurred interest expense of $1.7 million and $0.6 million related to the Convertible Notes for the years ended June 30, 2021 and 2020, respectively, inclusive of non-cash interest related to amortization of discount.  Interest payments were paid-in-kind by issuing $1.6 million and $0.5 million of additional Convertible Notes to holders for the years ended June 30, 2021 and 2020, respectively.

	As of June 30,
(in thousands)	2021	2020
Convertible Notes principal	$34,346	$30,521
Unamortized issuance costs	(1,013)	(1,128)
Total Convertible Notes	33,333	29,393

15. CARES Act

On March 27, 2020, the President of the United States passed into law the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).  Section 1102 of the CARES Act, the Paycheck Protection Program Loan (PPP Loan) provided additional funding for small businesses, as defined by the Small Business Act, to keep workers employed during through the COVID-19 crisis.  In April 2020, our 80.1% owned subsidiary Great Elm DME, Inc. applied for and received $3.6 million in PPP Loans.  Proceeds can only be used for specified covered purposes including payroll, rent and utilities in accordance with the CARES Act.  Between funding and June 30, 2020, the Company spent these proceeds on covered purposes and has recognized the proceeds as a reduction to operating expenses.  During the year ended June 30, 2021, the Company submitted a forgiveness application to the lender seeking full forgiveness of the PPP Loan, which was approved by the U.S. Small Business Administration.

Additionally, pursuant to the CARES Act, Congress appropriated $100 billion in relief funds for hospitals and healthcare providers through grants administered by the U.S. Department of Health and Human Services (HHS).  Qualified providers of healthcare, services and support may receive HHS grants for healthcare-related expenses or lost revenue due to the COVID-19 pandemic.  Retention and use of the HHS grants are subject to certain terms and conditions including that such grant funds may only be used to prevent, prepare for, and respond to COVID-19 and such grant funds will reimburse only healthcare-related expenses or lost revenues that are attributable to the COVID-19 pandemic.  If these terms and conditions are met, HHS grants do not need to be repaid.  In April 2020, subsidiaries of Great Elm DME Inc. received $1.4 million in HHS grants to continue providing health care treatment to patients during the COVID-19 pandemic.  Between the date of funding and June 30, 2020, the Company used these funds as authorized by the HHS grant and has recognized the proceeds as a reduction to operating expenses.  We will continue to monitor our compliance with the terms and conditions of the HHS grant and any additional requirements if and when they become applicable.

We have accounted for such proceeds as in-substance government grants by analogizing to International Accounting Standard 20, Accounting for Government Grants and Disclosure of Government Assistance.

On December 27, 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020 expanded certain benefits made available under the CARES Act, including modifying and extending the Employee Retention Credit (ERC).  As modified, the ERC provides eligible employers with less than 500 employees a refundable tax credit against the employer’s share of social security taxes.  The ERC is equal to 70% of qualified wages paid to employees during calendar 2021 for a maximum credit per employee of $7,000 per employee for each calendar quarter through June 30, 2021.  During the year ended June 30, 2021, the Company claimed ERCs of $5.0 million, consisting of $4.8 million recognized as a reduction to operating expenses and $0.2 million acquired in purchase accounting.  Such claimed ERCs not settled prior to year end in the amount of $2.8 million are expected to be settled shortly thereafter and are disclosed within prepaid and other current assets on our consolidated balance sheet.

16.	Non-Controlling Interests and Preferred Stock of Subsidiary

Holders of non-controlling interests (NCI) or preferred stock in a subsidiary of the Company hold certain rights, which result in the classification of the securities as either liability, temporary equity or permanent equity.  The following table summarizes the non-controlling interest balances on the consolidated balance sheets:

	As of June 30,
(in thousands)	2021	2020
DME Inc.
Temporary equity	-	3,890
Permanent equity	-	3,890
Total DME Inc.	-	7,780
HC LLC
Temporary equity	2,639	-
Permanent equity	2,639	-
Total HC LLC	5,278	-
GP Corp.
Permanent equity	(79)	(782)
GEC GP
Permanent equity	-	-
Consolidated Funds
Permanent equity	4,228	-
Forest
Permanent equity	2,761	-
FM Holdings
Permanent equity	-	778
Total	$12,188	$7,776

The following table summarizes the net income (loss) attributable to the non-controlling interests on the consolidated statements of operations:

	For the years ended June 30,
(in thousands)	2021	2020
DME Inc.
Temporary equity	(263)	(22)
Permanent equity	(263)	(22)
Total DME Inc.	(526)	(44)
HC LLC
Temporary equity	-	-
Permanent equity	-	-
Total HC LLC	-	-
GP Corp.
Permanent equity	(87)	(156)
GEC GP
Permanent equity	(1)	-
Consolidated Funds
Permanent equity	(96)	-
Forest
Permanent equity	62	-
FM Holdings
Permanent equity	53	48
Total	$(595)	$(152)

HC LLC and DME Inc. – Non-controlling interest classified as temporary equity

In connection with the acquisition of the acquired businesses on September 7, 2018, the Company issued a 9.95% common stock equity ownership in DME Inc.  The holder of the interest has a board observer rights for the DME Inc. board of directors, but no voting rights.  DME Inc. has the right of first offer if the holder desires to sell the security and in the event of a sale of DME Inc., the holder must sell their securities (drag along rights) and has the right to participate in sales of DME Inc. securities (tag along rights).  In addition, upon the seventh anniversary of issuance date, if (i) the holder owns at least 50% of the common shares issued to it at the closing of the transaction, (ii) an initial public offering of DME Inc. has not commenced and (iii) the holder has not had an earlier opportunity to sell its shares at their fair market value, the holder has the right to request a marketing process for a sale of DME Inc. and has the right to put its common shares to DME Inc. at the price for such shares implied by such marketing process.  The Company also has the right to call the holder’s common shares at such price.  The holder of the non-controlling interest is entitled to participate in earnings of DME Inc. and is not required to fund losses.  As the redemption is contingent upon future events outside of the Company’s control which are not probable, the Company has classified the non-controlling interest as temporary equity and its fair value on the date of issuance, adjusted for any earnings in DME Inc.

As a result of the reorganization discussed in Note 4 – Reorganization and Financing Transactions the non-controlling interests in DME Inc. became non-controlling interests in HC LLC on May 31, 2021.

The holder of this non-controlling interest, Corbel, is also the holder of the Series A-1 Preferred Stock and previously was the holder of the Corbel Facility.  See Note 7 – Related Party Transactions and Note 13 – Borrowings.

HC LLC and DME Inc. – Non-controlling interest classified as permanent equity

In connection with the acquisition of the acquired businesses on September 7, 2018, the Company issued one of the former owners, a 9.95% common stock equity ownership in DME Inc.  The rights are consistent with the non-controlling interest classified as temporary equity, other than the holder does not have a contingent put right.  Accordingly, Company has classified the non-controlling interest as permanent equity at its fair value on the date of issuance, adjusted for any earnings in DME Inc.

As a result of the reorganization discussed in Note 4 – Reorganization and Financing Transactions the non-controlling interests in DME Inc. became non-controlling interests in HC LLC on May 31, 2021.

GP Corp. – Non-controlling interest classified as permanent equity

In connection with the acquisition of the investment management business in November 2016, the Company issued certain affiliates and employees of the Company a 19.9% interest in GP Corp.  During the year ended June 30, 2021, the Company repurchased 18.1% of such interests, leaving a 1.8% non-controlling interest in GP Corp. as of June 29, 2021.  Great Elm Group, Inc’s 98.2% interest in GP Corp was then exchanged for a direct interest in GP Corp’s wholly-owned GEC GP.  Following the consummation of the reorganization on June 29, 2021, the Company no longer has an interest in GP Corp.

GEC GP – Non-controlling interest classified as permanent equity

As described above, on June 29, 2021 Great Elm Group, Inc. exchanged their 98.2% interests in GP Corp for an identical 98.2% direct interest in GP Corp’s wholly-owned subsidiary GEC GP.  GEC GP owns the rights to the Profit Sharing Agreement with GECM as well as an intercompany obligation under the GP Corp. Note.

The holder of the non-controlling interest is an employee of GECM and is entitled to participate in the cumulative earnings generated by the IMA.

Forest – Non-controlling interest classified as permanent equity

In connection with the JPM Transactions on December 29, 2020, the Company sold JPM a 20.0% common stock interest in Forest in exchange for $2.7 million.  JPM has a representative on the Forest board of directors and the right to designate a number of directors commensurate with their common stock ownership interest.  Forest has the right of first offer if the holder desires to sell the security and in the event of a sale of Forest, the holder must sell their securities (drag along rights) and has the right to participate in sales of Forest securities (tag along rights).  The holder of the non-controlling interest is entitled to participate in earnings of Forest and is not required to fund losses.

The holder of this non-controlling interest, JPM, is also the holder of Forest Preferred Stock discussed below.  See Note 7 – Related Party Transactions.

Consolidated Funds – Non-controlling interest classified as permanent equity

As of June 30, 2021, GEG held 71.3% of the capital in GESOF.  The remaining capital in GESOF is recorded as a non-controlling interest.  These non-controlling interests of GESOF include affiliated individuals and entities.

FM Holdings – Non-controlling interest classified as permanent equity

In connection with the acquisition of the real estate business in March 2018, the Company issued the former owner a 19.9% interest in FM Holdings.  The real estate business was sold in June 2021.  See Note 5 – Discontinued Operations.

Redeemable Preferred Stock of Subsidiaries

The following table summarizes the preferred stock activity for the year ended June 30, 2021:

	Balance, as of June 30, 2020	Issuance of Preferred Stock	Redemption of Preferred Stock	Balance, as of June 30, 2021
HC LLC
Series A-1 Preferred Stock	-	10,090	-	10,090
Series A-2 Preferred Stock	-	34,010	-	34,010
Total HC LLC	-	44,100	-	44,100
Forest
Forest Preferred Stock	-	35,010	-	35,010
Total	-	79,110	-	79,110

There was no preferred stock activity during the year ended June 30, 2020.

HC LLC - Series A-1 Preferred Stock classified as a liability

In connection with the JPM Transactions, the Company issued 10,090 shares of Series A-1 Preferred Stock with a face value of $1,000 per share at issuance.  The shares were issued pro-rata to the stockholders of DME Inc. in the form of a distribution and no consideration was provided in exchange for such instruments.  The shares provide for a 9% annual dividend, which is payable quarterly.  The shares are mandatorily redeemable by the Company at their face value of $1,000 per share on the earlier of certain redemption events or December 29, 2027.  The redemption events include a bankruptcy, change in control or sale of the durable medical equipment business.  The shares are redeemable at any time at the option of Company at a redemption price equal to face value.  The shares rank senior and have preference to the common shares of HC LLC.  The shares are non-voting, do not participate in the earnings of HC LLC and contain standard protective rights.

As the shares of Series A-1 Preferred Stock are mandatorily redeemable at a specified date, the security has been classified as a liability in the consolidated balance sheet.  The dividends on the shares are included in interest expense in the consolidated statement of operations.

The fair value of each share of Series A-1 Preferred Stock on the issuance date was determined to be $801 per share.  The difference between the fair value and the redemption value of $1,000 per share as well as debt issuance costs of $0.2 million is accounted for as a debt discount and accretion of the discount will be charged to interest expense over the 7-year period to redemption using the effective interest method.

The holders of the Series A-1 Preferred Stock include our majority-owned consolidated subsidiary Forest (8,082 shares), as well as Corbel and VHG (each 1,004 shares), who are also the holders of non-controlling interests in DME Inc. discussed above.  See Note 7 – Related Party Transactions.  Such shares of Series A-1 Preferred Stock issued to consolidated subsidiaries and their effects on our operations have been eliminated in consolidation.

HC LLC Series A-2 Preferred Stock classified as a liability

In connection with the JPM Transactions, the Company issued 34,010 shares of Series A-2 Preferred Stock with a face value of $1,000 per share at issuance.  The shares were issued to Forest in exchange for cash equal to the face value of such shares.  The shares provide for a 9% annual dividend, which is payable quarterly.  The shares are mandatorily redeemable by the Company at their face value of $1,000 per share on December 29, 2027, or at a 0-3% premium decreasing over time based upon the occurrence of certain redemption events prior to December 29, 2027.  The redemption events include a bankruptcy, change in control or sale of the durable medical equipment business.  The shares are redeemable at any time at the option of Company at a redemption price at face value plus the 0-3% premium then in place.  The shares rank senior and have preference to the common shares of HC LCC.  The shares are non-voting and contain standard protective rights.  In addition, upon a sale of the durable medical equipment business, the holders of HC LLC Series A-2 Preferred Stock are entitled to the greater of their liquidation preference or 33% of proceeds arising from such sale.

As the shares of Series A-2 Preferred Stock are mandatorily redeemable at a specified date, the security has been classified as a liability in the consolidated balance sheet.  The dividends on the shares are included in interest expense in the consolidated statement of operations.

We have identified the feature allowing holders of the HC LLC Series A-2 Preferred Stock to participate in up to 33% of proceeds arising from a sale of the durable medical equipment business as an embedded derivative.  We have bifurcated this embedded derivative from the mandatorily redeemable preferred stock host and have recorded the derivative liability at fair value.  The fair value of the derivative liability on the issuance date was $6.5 million, and will be marked to fair value at each reporting date going forward.  The fair value of each share of Series A-2 Preferred Stock on the issuance date was determined to be $810 per share.  The difference between the fair value and the redemption value of $1,000 per share as well as debt issuance costs of $1.1 million is accounted for as a debt discount and accretion of the discount will be charged to interest expense over the 7-year period to redemption using the effective interest method.

The holder of the Series A-2 Preferred Stock is our majority-owned consolidated subsidiary Forest.  Such shares and related embedded derivatives issued to consolidated subsidiaries and their effects on our operations have been eliminated in consolidation.

Forest Preferred Stock classified as a liability

In connection with the JPM Transactions, Forest issued 35,010 shares of preferred stock in Forest with a face value of $1,000 per share at issuance.  The preferred shares were sold to JPM in exchange for cash equal to the face value of such shares.  The preferred shares provide for a 9% annual dividend, which is payable quarterly.  The preferred shares are mandatorily redeemable by the Company at their face value of $1,000 per share on December 29, 2027, or at a 0-3% premium decreasing over time based upon the occurrence of certain redemption events prior to December 29, 2027.  The redemption events include the occurrence of an ownership change that triggers an IRC § 382 limitation which reduces Forest net operating loss carryforwards to less than $300 million.  The preferred shares are redeemable at any time at the option of Company at a redemption price at face value plus the 0-3% premium then in place.  The preferred shares rank senior and have preference to the common shares of Forest.  The shares are non-voting, do not participate in the earnings of Forest and contain standard protective rights.

As the preferred shares are mandatorily redeemable at a specified date, the security has been classified as a liability in the consolidated balance sheet.  The dividends on the preferred stock are included in interest expense in the consolidated statement of operations.

The fair value of each share of Forest Preferred Stock on the issuance date was determined to equal its face value based on the transaction price.  Debt issuance costs of $1.2 million is accounted for as a debt discount and accretion of the discount will be charged to interest expense over the 7-year period to redemption using the effective interest method.

The holder of the Forest Preferred Stock is JPM, who is also the holder of the non-controlling interests in Forest discussed above.  See Note 7 – Related Party Transactions.

17.	Stockholders’ Equity

Tax Benefits Preservation Agreement

On January 28, 2018, the Board of Directors of the Company adopted a Tax Benefits Preservation Agreement, between the Company and Computershare Trust Company, N.A., as Rights Agent (the Rights Plan) to replace the Company’s existing Tax Benefits Preservation Agreement, which expired on January 29, 2018, (the Expired Agreement).  The Rights Plan is substantially the same as the Expired Agreement.  In October 2017, the original Rights Plan was approved by the Company’s stockholders.

The Rights Plan is designed to reduce the possibility that certain changes in ownership could result in limitations on the use of the tax attributes, by restricting the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 4.99% or more of the Company’s common stock and the ability of persons or entities now owning 5% or more of the outstanding common shares from acquiring additional common shares.

Pursuant to the terms of the Rights Plan, the Company’s Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a Tax Right) for each outstanding share of common stock, par value $0.001 per share of the Company (the Common Stock), to stockholders of record as of the close of business on January 29, 2018 (the Record Date).  In addition, one Tax Right will automatically attach to each share of Common Stock issued between the Record Date and the Distribution Date (as defined in the Rights Plan).  Each Tax Right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a Unit) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company at a cash exercise price of $15.00 per Unit (the Exercise Price), subject to adjustment, under the conditions specified in the Rights Plan.

The Tax Rights are not exercisable until the Distribution Date and will expire at the earlier of (a) January 29, 2028; (b) the time when the Tax Rights are redeemed as provided therein; (c) the time when the Rights are exchanged as provided therein; (d) the repeal of Section 382 of the Code if the Independent Directors (as defined in the Rights Plan) determine that the Rights Plan is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Planet); (e) the beginning of the taxable year of the Company to which the Company’s Board of Directors determines that no Tax Benefits may be carried forward, unless previously redeemed or exchanged by the Company.

Stock Plans

In November 2013, the Company’s stockholders approved the Amended and Restated 1999 Directors’ Equity Compensation Plan (the Directors’ Plan).  Options and awards granted to new or existing Outside Directors (as defined in the Directors’ Plan) under the Directors’ Plan vest ratably over a period of one to three years.  The Directors’ Plan also provides for the acceleration of options upon the dismissal of an Outside Director from the Board of Directors of the Company upon or within 24 months following a change in control of the Company.  The exercise price of options granted under the Directors’ Plan is equal to the fair market value of the Company’s common stock on the date of grant.  Under the Directors’ Plan, stock option grants have a term of ten years.  As of June 30, 2021, the Company had a total of 2,000 shares outstanding under the Directors’ Plan.

In November 2013, the Company’s stockholders approved the Amended and Restated 2006 Stock Incentive Plan (the 2006 Plan) to provide incentive stock options, non-statutory stock options, restricted stock purchase rights and stock appreciation rights to employees and consultants of the Company and its affiliates.  The plan also provides restricted stock bonus, phantom stock units, restricted stock units, performance shares bonus and performance share units.  Each share of Company common stock issued pursuant to a stock award issued under this Plan shall reduce the Share Reserve by one share; provided, however that for each Full-Value Stock Award, the share reserve shall be reduced by one and one-half shares.  The exercise price of options granted under the 2006 Plan approximates the fair market value of the Company’s common stock on the date of grant.  Options issued under the 2006 Plan generally expire ten years from the date of grant.  Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period.  As of June 30, 2021, the Company had a total of 214,685 shares outstanding under the 2006 Stock Plan.

In June 2016, the Company’s stockholders approved the Great Elm Group, Inc. 2016 Long-Term Incentive Plan (the 2016 Long-Term Incentive Plan) and the Great Elm Group, Inc. 2016 Employee Stock Purchase Plan (the 2016 Employee Stock Purchase Plan).  In October 2018, the Company’s stockholders approved amendments to the 2016 Long-Term Incentive Plan.  As of June 30, 2021, the Company had a total of 3,180,603 shares outstanding under the 2016 Long-Term Incentive Plan and no shares were outstanding under the 2016 Employee Stock Purchase Plan.

The following table summarizes the number of common shares available for future issuance under the plans discussed above as of June 30, 2021:

Shares of Common Stock Available for Future Issuance
Directors’ Plan	24,166
2006 Plan	-
2016 Long-Term Incentive Plan	426,288
2016 Employee Stock Purchase Plan	944,000
Total	1,394,454

Non-Employee Director Deferred Compensation Plan

In December 2020, the Company established the Great Elm Group, Inc. Non-Employee Directors Deferred Compensation Plan allowing non-employee directors to defer their cash and/or equity compensation under a non-revokable election for each calendar year.  Such compensation is deferred until the earlier of 3 years from the original grant date of such compensation, termination of service or death, and is payable in common stock shares.  As of June 30, 2021, there were 29,875 RSUs that had vested but were deferred under the plan.

Restricted Stock Awards (Performance Shares) and Restricted Stock Units

During the year ended June 30, 2021, there were no awards or forfeitures of restricted stock awards included in the below table and 732,909 remain outstanding as of June 30, 2021.  Restricted stock awards granted have both performance and service requirements in connection with the formation of the investment management business.  The vesting of these awards is subject to a five-year service requirement and an investment management cumulative revenue collection target of $40 million for the five-year period ended November 3, 2021.  To the extent this target is not achieved in full, awards will vest ratably based on the percentage of the target achieved.  Additionally, in September 2017, the Company modified the restricted stock awards to include a provision for changes in control.  This modification did not result in the recognition of additional compensation cost.

In order to recognize compensation expense over the vesting period, the Company estimates the probability of the performance target being met on an on-going basis.  As of June 30, 2021, the Company estimates that approximately 248,529 of the restricted stock awards are probable of vesting under the performance condition.  The Company accounts for forfeitures of the restricted stock awards in the period incurred.  There were no forfeitures during the year ended June 30, 2021.

Restricted stock units granted are subject to service requirements.  The Company accounts for forfeitures of the restricted stock units in the period incurred.  During the year ended June 30, 2020 the Company granted 358,568 shares of restricted stock units to employees and directors and 23,104 shares were forfeited related to the resignation of certain directors.

The aggregate grant date fair value of restricted stock granted during the 2021 and 2020 fiscal years was $0.9 million and $1.0 million, respectively.  For the years ended June 30, 2021 and 2020, the total intrinsic value of restricted stock vested was $1.1 million and $0.7 million, respectively.

The activity of the Company’s restricted stock awards and units for the year ended June 30, 2021 was as follows:

Restricted Stock Awards and Restricted Stock Units	Restricted Stock (in thousands)	Weighted Average Grant Date Fair Value
Outstanding at June 30, 2020	941	$3.71
Granted	352	2.60
Vested	(389)	2.60
Forfeited	-	-
Outstanding at June 30, 2021	904	$3.76

Stock Options

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model and assumptions noted in the following table.  The Company estimates the expected term for new grants based upon actual historical experience.  The Company’s expected volatility for the expected term of the option is based upon the historical volatility experienced in the Company’s stock price.  The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The Company determines the fair value of non-vested shares based on the Nasdaq closing stock price on the date of grant.

The ranges of assumptions used to value options granted were as follows:

For the years ended June 30,
	2021	2020
Expected volatility	63.8% - 66.5%	49.9% - 58.2%
Expected dividends	-	-
Expected term (years)	3.25 - 3.25	4.00 - 6.35
Risk-free rate	0.23% - 0.40%	1.54% - 1.90%

The option activity for the year ended June 30, 2021 was as follows:

Options	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at June 30, 2020	2,475	$3.69	5.51	$-
Options granted	18	3.51
Exercised	-	-
Forfeited, cancelled or expired	-	-
Outstanding at June 30, 2021	2,493	$3.69	4.51	$-
Exercisable at June 30, 2021	1,972	$3.65	4.19	$-
Vested and expected to vest as of June 30, 2021	2,493	$3.69	4.51	$-

The weighted average grant date fair value of options, per share, granted during the 2021 and 2020 fiscal years was $1.14 and $1.52, respectively.  No options were exercised during the year ended June 30, 2021.  During the year ended June 30, 2020, the total intrinsic value of options exercised was approximately $0.0 million.

Stock-based compensation expense totaled $1.8 million and $0.5 million for the years ended June 30, 2021 and 2020, respectively.

As of June 30, 2021 and 2020, the Company had unrecognized compensation cost related to all unvested share awards and options totaling $1.4 million and $2.2 million, respectively, expected to be recognized as the awards and options vest over the next 0.8 years.

18.	Income Taxes

The Company had loss from continuing operations before provision for income taxes of $6.8 million and $13.1 million for the years ended 2021 and 2020, respectively.  There was no foreign activity during these years.

The provision for income taxes includes the following:

	For the years ended June 30,
(in thousands)	2021	2020
Current	$1,608	$8
Deferred	$67	$19
Total	$1,675	$27

The Company recognized an income tax expense from continuing operations of $1.7 million and $0.03 million for the year ended June 30, 2021 and 2020, respectively.  This expense consists solely of state and local income taxes.  No federal income taxes were incurred for the year ended June 30, 2021 and 2020.

The Company recognized an income tax benefit with respect to discontinued operations of $0.1 million during the year ended June 30, 2021 related to intraperiod allocations.  No intraperiod allocations were made in 2020.

The following table reconciles the expected corporate federal income tax, computed by multiplying the Company’s loss before income taxes by the statutory tax rate of 21% to the total tax expense.

	For the years ended June 30,
(in thousands)	2021	2020
Federal tax benefit at statutory rate	$(1,437)	$(2,750)
State taxes net of federal impact	(289)	(460)
Permanent adjustments	32	33
Change in valuation allowance	(95,294)	(33,941)
Provision to return true-up	(61)	182
Deferred remeasurement	(249)	-
Net operating loss and credit expirations	99,071	36,724
Stock compensation adjustment	(53)	156
Other	(45)	84
Total tax expense	$1,675	$27

The tax effect of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are as follows:

	As of June 30,
(in thousands)	2021	2020
Deferred Tax Assets:
Net operating loss carryforwards	$217,216	$322,602
Accruals and allowances not deductible for tax purposes	1,411	2,990
Stock based compensation	621	594
Unrealized loss on investment	5,326	5,422
Lease liability	1,436	1,430
Deferred Gain	11,482	-
Interest expense carryforward	-	1,111
Total deferred tax assets, gross	$237,492	$334,149
Less: valuation allowance	$(234,612)	$(329,049)
Total deferred tax assets, net	$2,880	$5,100
Deferred Tax Liabilities:
Right to use asset	$(1,348)	$(1,372)
Acquired intangibles	(207)	(1,879)
Lease receivable	-	(385)
Goodwill	(1,696)	(1,055)
Acquired indefinite lived assets	-	(713)
Total deferred tax liabilities	$(3,251)	$(5,404)

Total deferred tax liabilities, net (indefinite-lived assets)	$(371)	$(304)

In light of the Company’s history of cumulative operating losses, the Company recorded a valuation allowance for all of its federal and state deferred tax assets, as it is presently unable to conclude that it is more likely than not that the federal and state deferred tax assets in excess of deferred tax liabilities will be realized.  The decrease of $94.4 million in the overall valuation allowance relates primarily to the expiration of federal tax attributes.  The state deferred amounts reflected in the above table were calculated using the enacted tax rates.  The Company will establish the related federal deferred tax liability for the benefit of the state deduction in conjunction with its analysis of the realizability of its state deferred tax assets.  The Company has a net deferred tax liability due to indefinite-lived goodwill that is not amortizable for US GAAP purposes.

As of June 30, 2021, the Company has net operating loss (NOL) carryforwards for federal and state income tax purposes of approximately $952 million and $198 million, respectively.  The federal NOL carryforwards generated prior to fiscal year 2018 will expire from 2022 through 2037.  The federal NOL carryforwards generated in fiscal year 2018 or later may be carried forward indefinitely.  The California NOL carryforwards of $185 million will expire from 2029 through 2037.  The Massachusetts NOL carryforwards of $13 million will expire from 2031 to 2038.

The following table reflects federal NOL carryforwards that will expire beginning in the fiscal year ended June 30, 2022 (in thousands):

Fiscal Year of Expiration	Federal NOL carryforwards
2022	$143,137
2023	131,077
2024	60,132
2025	117,277
2026 through 2037	486,542
Indefinite	13,436
Total	$951,601

Under Code Section 382, the utilization of a corporation’s NOL carryforwards is limited following a change in ownership (as defined by the Code) of greater than 50% within a rolling three-year period.  If it is determined that prior equity transactions limit the Company’s NOL carryforwards, the annual limitation will be determined by multiplying the market value of the Company on the date of the ownership change by the federal long-term tax-exempt rate.  Any amount exceeding the annual limitation may be carried forward to future years for the balance of the NOL carryforward period.

During the 2021 and 2020 fiscal years, the total amount of gross unrecognized tax benefit activity was as follows (in thousands):

Balance as of June 30, 2019	$50,454
Addition for tax positions of prior years	-
Reductions for tax positions of prior years	(94)
Lapse of statute of limitations	(5,980)
Balance as of June 30, 2020	44,380
Addition for tax positions of prior years	-
Reductions for tax positions of prior years	(93)
Lapse of statute of limitations	(8,268)
Balance as of June 30, 2021	$36,019

During the years ended June 30, 2021, and 2020, the Company’s unrecognized tax benefits decreased by $8.4 and $6.1 million respectively due to the expiration of the Company’s historical research and development credits for which an unrecognized tax benefit had been established.

As of June 30, 2021 and 2020, the Company had approximately $36.0 million and $44.4 million, respectively, of unrecognized tax benefits.  The unrecognized tax benefits, if recognized, would impact the effective tax rate by a corresponding amount without considering the impact of the valuation allowance.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits in tax expense on the Company’s consolidated statements of operations.  As of June 30, 2021 and 2020, no amount is accrued for interest associated with tax liabilities.

Although timing of the resolution and/or closure on the Company’s unrecognized tax benefits is highly uncertain, the Company does not believe it is reasonably possible that the unrecognized tax benefits would materially change in the next 12 months.

The Company files U.S. federal and U.S. state tax returns.  Because of NOL carryforwards, substantially all of the Company’s tax years, from the 1995 through 2021 fiscal years, remain open to IRS examinations with the exception of the 2010 and 2009 fiscal years for which IRS examinations have been completed.  Substantially all of the Company’s tax years, from the 1995 through 2021 fiscal years, remain open to state tax examination.

19.	Segment Information

The Company allocates resources based on two business operating segments: durable medical equipment and investment management with general corporate representing unallocated costs and activity to arrive at consolidated operations.  Activity not allocated to the segments include, but are not limited to, certain investment and financing activities, professional fees, costs associated with being a public company, acquisition costs and costs associated with executive and corporate management departments, including compensation, benefits, rent and insurance.  All operations and assets are based in the United States.

In June 2021, the Company sold our real estate business.  Due to its classification as a discontinued operation, our historical segment information has been recast to remove real estate as a reportable segment.

The following tables summarize the results of operations by segment.

	For the year ended June 30, 2021
(in thousands)	Durable Medical Equipment	Investment Management(1)	General Corporate(1)	Intercompany Eliminations(2)	Consolidated Total
Revenue:
Total revenue	$57,643	$3,210	$579	$(579)	$60,853
Operating costs and expenses:
Cost of durable medical equipment sold and services	(16,881)	-	-	-	(16,881)
Cost of durable medical equipment rentals	(6,950)	-	-	-	(6,950)
Depreciation and amortization	(1,909)	(473)	(1)	-	(2,383)
Stock-based compensation(3)	-	(757)	(998)	-	(1,755)
Transaction costs(4)	(299)	-	(618)	-	(917)
Other selling, general and administrative	(28,969)	(2,810)	(4,504)	579	(35,704)
Total operating expenses	(55,008)	(4,040)	(6,121)	579	(64,590)
Other income (expense):
Interest expense	(3,950)	(101)	(3,252)	2,354	(4,949)
Other income (expense)	(1,174)	3,654	1,716	(2,354)	1,842
Total other income (expense), net	(5,124)	3,553	(1,536)	-	(3,107)
Total pre-tax income (loss) from continuing operations	$(2,489)	$2,723	$(7,078)	$-	$(6,844)

	For the year ended June 30, 2020
(in thousands)	Durable Medical Equipment	Investment Management(1)	General Corporate(1)	Intercompany Eliminations(2)	Consolidated Total
Revenue:
Total revenue	$55,662	$3,332	$159	$(159)	$58,994
Operating costs and expenses:
Cost of durable medical equipment sold and services	(15,055)	-	-	-	(15,055)
Cost of durable medical equipment rentals	(9,105)	-	-	-	(9,105)
Depreciation and amortization	(1,878)	(636)	(1)	-	(2,515)
Stock-based compensation(3)	-	34	(582)	-	(548)
Transaction costs(4)	-	-	(863)	-	(863)
Other selling, general and administrative	(26,080)	(2,138)	(5,020)	159	(33,079)
Total operating expenses	(52,118)	(2,740)	(6,466)	159	(61,165)
Other income (expense):
Interest expense	(3,655)	(157)	(559)	-	(4,371)
Other income (expense)	5	(6,617)	57	-	(6,555)
Total other income (expense), net	(3,650)	(6,774)	(502)	-	(10,926)
Total pre-tax income (loss) from continuing operations	$(106)	$(6,182)	$(6,809)	$-	$(13,097)

(1)
Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization.

(2)
The Company’s wholly-owned subsidiary, DME Manager, provides advisory services to HC LLC (formerly to DME, Inc) and receives consulting fees for those services. DME Manager is considered part of the general corporate operations while HC LLC is part of the durable medical equipment segment.  The corresponding expense to HC LLC and revenue to DME Manager are eliminated in consolidation.  Beginning December 29, 2020, DME Manager also provides advisory services to Forest and receives a consulting fee from Forest for those services.  Both DME Manager and Forest are part of general corporate operations, and the corresponding revenue and expense are eliminated in consolidation.  Additionally, Forest owns Series A-1 Preferred Stock and Series A-2 Preferred Stock of HC LLC.  Forest is part of general corporate operations while HC LLC is part of the durable medical equipment segment.  The corresponding interest expense to HC LLC and interest income to Forest are eliminated in consolidation.

(3)
Stock-based compensation attributable to the investment management segment is included in investment management expenses in the consolidated statements of operations. Stock-based compensation attributable to the general corporate segment is included in selling, general and administrative expense in the consolidated statements of operations.

(4)	Transaction costs, which consist of legal and other professional services, are included in selling, general and administrative expense in the consolidated statements of operations.

The following tables summarize assets by segments:

	As of June 30, 2021
(in thousands)	Durable Medical Equipment	Investment Management(1)	General Corporate(1)	Total
Fixed assets, net	$8,349	$21	$2	$8,372
Identifiable intangible assets, net	7,104	1,824	-	8,928
Goodwill	50,536	-	-	50,536
Other assets	21,150	66,907	5,976	94,033
Total	$87,139	$68,752	$5,978	$161,869

	As of June 30, 2020
(in thousands)	Durable Medical Equipment	Investment Management(1)	General Corporate(1)	Total
Fixed assets, net	$8,854	$35	$-	$8,893
Identifiable intangible assets, net	7,974	2,284	-	10,258
Goodwill	50,010	-	-	50,010
Other assets	19,055	11,359	35,640	66,054
Total	$85,893	$13,678	$35,640	$135,215

(1)	Managed investment balances have been reclassified from General Corporate to Investment Management to conform with current segment organization.

20.	Commitments and Contingencies

From time to time, the Company is involved in lawsuits, claims, investigations and proceedings that arise in the ordinary course of business.  The Company maintains insurance to mitigate losses related to certain risks.  The Company is not a named party in any other pending or threatened litigation that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

21.	Quarterly Financial Results (Unaudited)

The following table sets forth a summary of the Company’s unaudited quarterly operating results for each of the eight quarters in the period ended June 30, 2021.  The information has been derived from the Company’s unaudited consolidated financial statements that, in management’s opinion, have been prepared on a basis consistent with the accompanying consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.

	Fiscal Year Ended June 30, 2021				Fiscal Year Ended June 30, 2020
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net revenues	$16,322	$13,845	$15,303	$15,383	$14,656	$14,960	$15,280	$14,098
Operating costs and expenses	15,893	14,942	17,223	16,532	12,520	16,690	16,265	15,690
Operating income (loss) from continuing operations	$429	$(1,097)	$(1,920)	$(1,149)	$2,136	$(1,730)	$(985)	$(1,592)
Income (loss) from continuing operations	$(1,079)	$(2,818)	$(854)	$(3,768)	$4,286	$(11,985)	$(2,087)	$(3,338)
Income (loss) from discontinued operations	438	73	71	67	32	67	60	60
Net income (loss) attributable to Great Elm Group, Inc.	$(908)	$(2,587)	$(186)	$(3,594)	$3,794	$(11,617)	$(1,841)	$(3,089)
Basic income (loss) from continuing operations per share	$(0.05)	$(0.10)	$(0.01)	$(0.14)	$0.15	$(0.46)	$(0.07)	$(0.12)
Basic income (loss) from discontinued operations per share	0.02	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Basic income (loss) per share	$(0.03)	$(0.10)	$(0.01)	$(0.14)	$0.15	$(0.46)	$(0.07)	$(0.12)
Diluted income (loss) from continuing operations per share	$(0.05)	$(0.10)	$(0.01)	$(0.14)	$0.15	$(0.46)	$(0.07)	$(0.12)
Diluted income (loss) from discontinued operations per share	0.02	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Diluted income (loss) per share	$(0.03)	$(0.10)	$(0.01)	$(0.14)	$0.15	$(0.46)	$(0.07)	$(0.12)
Shares used in computing:
Basic income (loss) per share	25,882	25,757	25,678	25,576	25,469	25,430	25,402	25,373
Diluted income (loss) per share	25,882	25,757	25,678	25,576	25,469	25,430	25,402	25,373

22.	Subsequent Events

On August 31, 2021, through its majority-owned subsidiary, HC LLC, the Company acquired the power mobility assets of MedOne Healthcare LLC (MedOne) for cash consideration of $1.5 million plus contingent consideration of up to $1.0 million.  Prior to acquisition, MedOne was the largest independent, high service power mobility provider in Arizona.  The acquisition adds over 400 new referral sources and expands our existing power mobility business in Arizona.